Exhibit 10.4

CREDIT AGREEMENT

$2,450,000

Dated as of August 11, 2006

among

SAGAMOREHILL OF CAROLINA, LLC,

as Borrower,

BANK OF AMERICA, N.A.,
as Administrative Agent and Collateral Agent,

WACHOVIA BANK, NATIONAL ASSOCIATION,
as Syndication Agent,

CIT LENDING SERVICES CORPORATION,
as Documentation Agent

The Lenders Party Hereto

and

BANC OF AMERICA SECURITIES LLC
and
WACHOVIA CAPITAL MARKETS, LLC,
as Joint Lead Arrangers and Joint Bookrunning Managers

CAHILL GORDON & REINDEL LLP
80 Pine Street
New York, New York 10005

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		Page

ARTICLE X

MISCELLANEOUS

10.01	Amendments, Etc.	73
10.02	Notices; Effectiveness; Electronic Communication	76
10.03	No Waiver; Cumulative Remedies	77
10.04	Expenses; Indemnity; Damage Waiver	77
10.05	Payments Set Aside	79
10.06	Successors and Assigns	79
10.07	Treatment of Certain Information; Confidentiality	82
10.08	Right of Setoff	83
10.09	Interest Rate Limitation	83
10.10	Counterparts; Integration; Effectiveness	84
10.11	Survival of Representations and Warranties	84
10.12	Severability	84
10.13	Replacement of Lenders	84
10.14	Governing Law, Jurisdiction, Etc.	85
10.15	Waiver of Jury Trial	86
10.16	USA PATRIOT Act Notice	86
10.17	FCC	86

SIGNATURES		S-1

SCHEDULES

2.01	Commitments
4.01(j)	Real Property
5.06	Certain Litigation
5.09	Environmental Matters
5.13(a)	Subsidiaries
5.13(b)	Equity Interests
5.13(c)	Equity Interest Agreements
5.22	FCC Licenses
7.01(a)	Existing Indebtedness
7.01(b)	Existing Letters of Credit
7.02	Existing Liens
7.04	Existing Investments
10.02	Administrative Agent’s Office; Certain Addresses for Notices
10.06	Processing and Recordation Fees

EXHIBITS

Exhibit A-1	Form of Borrowing or Conversion Notice
Exhibit A-2	Form of Prepayment Notice
Exhibit B	Form of Note
Exhibit C	Form of Assignment and Assumption

Exhibit D-1	Form of Subsidiary Guaranty
Exhibit D-2	Form of Barrington Guaranty
Exhibit E	Form of Security Agreement
Exhibit F	Form of Perfection Certificate
Exhibit G-1	Form of Opinion of Wiley Rein & Fielding LLP, counsel to Borrower
Exhibit G-2	Form of Opinion of Paul, Hastings, Janofsky & Walker LLP, counsel to the Barrington Guarantors
Exhibit H	Form of Assumption Agreement
Exhibit I	Form of Subordinated Intercompany Debt
Exhibit J	Form of Mortgage
Exhibit K	Foreign Lender Certificate

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CREDIT AGREEMENT

This CREDIT AGREEMENT (this “Agreement”) is entered into as of August 11, 2006, among SAGAMOREHILL OF CAROLINA, LLC, a Delaware limited liability company (“Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and, individually, a “Lender”), BANK OF AMERICA, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”) and Collateral Agent (in such capacity, the “Collateral Agent”), WACHOVIA BANK, NATIONAL ASSOCIATION, as Syndication Agent (in such capacity, the “Syndication Agent”), CIT LENDING SERVICES CORPORATION, as Documentation Agent (in such capacity, the “Documentation Agent”), and BANC OF AMERICA SECURITIES LLC and WACHOVIA CAPITAL MARKETS, LLC, as Joint Lead Arrangers and Joint Bookrunning Managers (in such capacities, the “Arrangers”).

WHEREAS, Borrower has requested that the Lenders make Loans to Borrower of $2,450,000 in the aggregate hereunder, and Borrower has agreed to pledge certain of its assets as collateral in support thereof;

WHEREAS, the proceeds of the initial borrowing hereunder will be used to repay certain outstanding indebtedness of Borrower (the “Refinancing”) of up to $2,450,000 under the credit facility dated February 6, 2006 among Borrower, SagamoreHill of Carolina Licenses, LLC, CIT Lending Services Corporation, as agent, and the other lenders thereunder (the “Existing Credit Facility”);

WHEREAS, the Guarantors (as defined below) have agreed to guaranty the obligations of Borrower hereunder and to pledge certain of their assets as collateral in support thereof; and

WHEREAS the applicable Lenders have indicated their willingness to lend on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01        Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Administrative Agent” has the meaning assigned to such term in the introductory paragraph hereto, and includes any successor administrative agent hereunder.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify in writing to Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Loans” has the meaning assigned to such term in Section 2.03(c).

“Affiliate” means, when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agents” means the Administrative Agent, the Collateral Agent, the Syndication Agent, the Documentation Agent and the Arrangers; and “Agent” shall mean any of them.

“Aggregate Commitments” means the Commitments of all of the Lenders.

“Agreement” has the meaning assigned to such term in the introductory paragraph hereto.

“Anti-Terrorism Laws” has the meaning assigned to such term in Section 5.21(a).

“Applicable Rate” means 2.25%, in the case of Eurodollar Rate Loans and 1.25%, in the case of Base Rate Loans.

“Approved Fund” means any Fund that is advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that advises or manages a Lender.

“Arrangers” has the meaning assigned to such term in the introductory paragraph hereto.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, substantially in the form of Exhibit C or any other form approved by the Administrative Agent and Borrower.

“Assumption Agreement” means an Assumption Agreement substantially in the form of Exhibit H.

“Bank of America” means Bank of America, N.A. and its successors.

“Barrington Credit Facility” means the Credit Agreement, dated as of August 11, 2006, as amended, amended and restated, extended, supplemented or otherwise modified in writing from time to time, among Barrington Broadcasting Group LLC, a Delaware limited liability company, Barrington Broadcasting LLC, a Delaware limited liability company, each lender from time to time party thereto, each guarantor from time to time party thereto, Bank of America, N.A., as Administrative Agent, Swing Line Lender, L/C Issuer and Collateral Agent, Wachovia Bank, National Association, as Syndication Agent, Banc of America Securities LLC and Wachovia Capital Markets, LLC, as Joint Lead Arrangers and Joint Bookrunning Managers, and CIT Lending Services Corporation, as Documentation Agent.

“Barrington Guarantors” means, collectively, Barrington Peoria LLC, Barrington Quincy LLC, Barrington Flint LLC, Barrington Jefferson City LLC, Barrington Bay City LLC, Barrington Amarillo LLC, Barrington Myrtle Beach LLC, Barrington Toledo LLC, Barrington Syracuse LLC, Barrington Columbia LLC, Barrington Harlingen LLC, Barrington Colorado Springs LLC, Barrington Traverse City LLC, Barrington Albany LLC, Barrington Marquette LLC, Barrington Kirksville LLC, Barrington Peoria License LLC, Barrington Quincy License LLC, Barrington Flint License LLC, Barrington Jefferson City License LLC, Barrington Bay City License LLC, Barrington Amarillo LLC, Barrington Myrtle Beach LLC, Barrington Toledo License LLC, Barrington Syracuse License LLC, Barrington Columbia License LLC, Barrington Harlingen License LLC, Barrington Colorado Springs License LLC, Barrington Traverse City License LLC, Barrington Albany License LLC, Barrington Marquette License LLC, Barrington Kirksville License LLC and Barrington Broadcasting Capital Corporation and any other Person that may become a Guarantor pursuant to Section 6.09(d) of the Barrington Credit Facility pursuant to a duly executed joinder agreement thereto.

“Barrington Guaranty” means the guaranty made by the Barrington Guarantors in favor of the Collateral Agent on behalf of the Secured Parties, substantially in the form of Exhibit D-2, together with each other guaranty and guaranty supplement in respect of the Obligations delivered pursuant to Section 6.09(d).

“Base Rate” means with respect to any Loan, for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate for such day plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.” The relevant “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Borrower” has the meaning assigned to such term in the introductory paragraph hereto.

“Borrowing” means a borrowing consisting of Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period.

“Borrowing or Conversion Notice” means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be executed by Borrower, and substantially in the form of Exhibit A-1.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in the State of New York or in Charlotte, North Carolina and if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Capital Lease Obligations” means, as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and, for purposes hereof, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. § 9601 et seq.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means, collectively, all of the Security Agreement Collateral, the Mortgaged Property and all other property of whatever kind and nature subject or purported to be subject from time to time to a Lien under any Security Document.

“Collateral Agent” has the meaning assigned to such term in the introductory paragraph hereto, and includes any successor collateral agent hereunder.

“Commitment” means, as to each Lender, its obligation to make a Loan to Borrower pursuant to Section 2.01 in an aggregate amount not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Commitment” or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The aggregate Commitments of all Lenders at the Closing Date is $2,450,000.

“Communications Act” shall mean the Communications Act of 1934, as amended, and any successor federal statute, and the rules and regulations and published policies of the FCC thereunder, all as the same may be in effect from time to time.

“Communications Law” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority (including the FCC), relating in any way to the offering or provision of communications, including the Communications Act.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any material agreement, instrument, contract, indenture, mortgage, deed of trust or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the exercise of voting power, by contract or otherwise, and “Controlling” and “Controlled” shall have meanings correlative thereto.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” has the meaning assigned to such term in Section 2.06(b).

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute or (c) has been deemed insolvent or become the subject of a bankruptcy, insolvency or similar proceeding.

“Documentation Agent” has the meaning assigned to such term in the introductory paragraph hereto.

“Dollar” and “$” mean lawful money of the United States.

“Eligible Assignee” means, as of any proposed assignment date, (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person approved by (i) the Administrative Agent (such approval not to be unreasonably withheld) and (ii) unless an Event of Default has occurred and is continuing, Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include (x) any natural Person or (y) Borrower, any of Borrower’s Subsidiaries or any of the Barrington Guarantors.

“Embargoed Person” has the meaning assigned to such term in Section 7.11.

“Employee Benefit Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) that is maintained or contributed to by Borrower or any ERISA Affiliate or with respect to which Borrower or a Subsidiary could incur liability.

“Environment” means ambient air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources, the workplace or as otherwise defined in any Environmental Law.

“Environmental Claim” means any claim, notice, demand, order, action, suit, proceeding or other communication alleging liability for investigation, remediation, removal, cleanup, response,

corrective action, damages to natural resources, personal injury, property damage, fines, penalties or other costs resulting from, related to or arising out of (i) the presence, Release or threatened Release in or into the Environment of Hazardous Material at any location or (ii) any violation of Environmental Law, and shall include any claim seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from, related to or arising out of the presence, Release or threatened Release of Hazardous Material or alleged injury or threat of injury to health, safety or the Environment.

“Environmental Law” means any and all applicable present and future treaties, laws, statutes, ordinances, regulations, rules, decrees, orders, judgments, consent orders, consent decrees, codes or other binding requirements, and the common law, relating to pollution or protection of the Environment or of human health (to the extent relating to Releases of or exposure to Hazardous Materials), or to the Release or threatened Release of Hazardous Materials, or natural resource damages and any and all Environmental Permits.

“Environmental Permit” means any permit, license, approval, consent or other authorization required by or from a Governmental Authority under Environmental Law.

“Equity Interest” of any Person means any and all shares, interests, rights to purchase, warrants, options, participation or other equivalents of or interests in (however designated) equity of such Person, including any preferred stock, convertible preferred equity certificate (whether or not equity under local law), any limited or general partnership interest and any limited liability company membership interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with Borrower or a Subsidiary within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“Eurodollar Base Rate” means, for such Interest Period, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as reasonably designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurodollar Base Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

“Eurodollar Rate” means for any Interest Period with respect to a Eurodollar Rate Loan, a rate per annum determined by the Administrative Agent pursuant to the following formula:

Eurodollar Rate =	Eurodollar Base Rate
1.00 – Eurodollar Reserve Percentage

“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on the Eurodollar Rate.

“Eurodollar Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurodollar funding (currently referred to as “Eurocurrency liabilities”). The Eurodollar Rate for each outstanding Eurodollar Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

“Event of Default” has the meaning assigned to such term in Section 8.01.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Equity Issuances” means the issuance of Equity Interests by Borrower to SagamoreHill Midwest, LLC.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of Borrower hereunder, (a) Taxes imposed on or measured by overall net income or net profits, franchise taxes imposed in lieu of net income taxes, and branch profits or similar Taxes imposed, in each case, on it by a jurisdiction (or any political subdivision thereof) as a result of the recipient being organized, doing business or having its Lending Office in such jurisdiction or by reason of any other connection between the jurisdiction imposing such Tax and such Administrative Agent or Lender (other than a business or connection arising or deemed to arise from any transaction contemplated under the Loan Documents) and (b) in the case of a Foreign Lender (other than an assignee pursuant to a request by Borrower under Section 10.13), (i) any U.S. federal withholding Tax that is imposed on amounts payable to such Lender under a law in effect at the time such Lender becomes a party hereto (or designates a new Lending Office), except to the extent that such Lender (or its assignor, if any) was entitled, immediately prior to the time of designation of a new Lending Office (or assignment), to receive additional amounts from Borrower with respect to such withholding Tax pursuant to Section 3.01(a); provided that this subclause (b)(i) shall not apply to any Tax imposed on a Lender in connection with an interest or participation in any Loan or other obligation that such Lender was required to acquire pursuant to Section 2.10, and (ii) any Tax that is attributable to such Lender’s failure to comply with Section 3.01(e).

“Executive Order” has the meaning assigned to such term in Section 5.21(a).

“Existing Credit Facility” has the meaning assigned to such term in the recitals hereto.

“Extraordinary Receipts” means any receipt by Borrower or any of the Subsidiaries of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace or repair such equipment, fixed assets or real property, tax refunds, indemnity payments or pension reversions, in each case excluding any receipt by Borrower or any of the Subsidiaries in the ordinary course of business.

“FCC” means the United States Federal Communications Commission.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as reasonably determined by the Administrative Agent.

“Financial Officer” means, of any Person, the chief financial officer, principal accounting officer, treasurer or controller of such Person.

“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Security Document, that such Lien is the most senior Lien to which such Collateral is subject (subject to Liens permitted by Section 7.02).

“Flow Through Entity” means an entity that is treated as a partnership not taxable as a corporation, a grantor trust or a disregarded entity for United States federal income tax purposes or subject to treatment on a comparable basis for purposes of state, local or foreign tax law.

“Foreign Lender” means a Lender that is not a U.S. Person within the meaning of Section 7701(a)(30) of the Code.

“Foreign Subsidiary” means any direct or indirect Subsidiary of Borrower which is not organized under the laws of the United States, any State thereof or the District of Columbia.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, that are applicable to the circumstances as of the date of determination, consistently applied.

 “Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supranational bodies such as the European Union or the European Central Bank).

“Governmental Real Property Disclosure Requirements” means any applicable law of any Governmental Authority requiring notification to the buyer, lessee, mortgagee, assignee or other transferee of any Real Property, facility, establishment or business, or notification, registration or filing to or with any Governmental Authority, in connection with the sale, lease, mortgage, assignment or other transfer (including any transfer of control) of any Real Property, facility, establishment or business, of the actual or threatened presence or Release in or into the Environment, or the use, disposal or handling of Hazardous Material on, at, under or near the Real Property, facility, establishment or business to be sold, leased, mortgaged, assigned or transferred.

“Granting Lender” has the meaning assigned to such term in Section 10.06(g).

“Guarantors” means, collectively, the Barrington Guarantors and the Subsidiary Guarantors.

“Guaranty” means, collectively, the guaranty made by the Subsidiary Guarantors in favor of the Collateral Agent on behalf of the Secured Parties, substantially in the form of Exhibit D-1, together with each other guaranty and guaranty supplement in respect of the Obligations delivered pursuant to Section 6.09(d).

“Hazardous Materials” means the following: hazardous substances; hazardous wastes; polychlorinated biphenyls (“PCBs”) or any substance or compound containing PCBs; asbestos or any asbestos-containing materials; radon or any other radioactive materials including any source, special nuclear or by-product material or microwaves; petroleum, crude oil or any fraction thereof; and any other pollutant or contaminant or chemicals, wastes, materials, compounds, constituents or substances, subject to regulation or which can give rise to liability under any Environmental Law.

“Improvements” means all on-site and off-site improvements to the Property, constructed on the Property, together with all fixtures, tenant improvements, and appurtenances now or later to be located on the Property and/or in such improvements.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than current trade liabilities and current intercompany liabilities (but not any refinancings, extensions, renewals or replacements thereof) incurred in the ordinary course of business and maturing within 365 days after the incurrence thereof, Programming Obligations, earnout obligations and reimbursement obligations in respect of trade letters of credit obtained in the ordinary course of business with expiration dates not in excess of 365 days from the date of issuance (x) to the extent undrawn or (y) if drawn, to the extent repaid in full within ten Business Days of any such drawing), (e) all guarantees by such Person of Indebtedness of others, (f) all Capital Lease Obligations of such Person, (g) all payments that such Person would have to make in the event of an early termination, on the date Indebtedness of such Person is being determined, in respect of outstanding Swap Agreements, (h) except as provided in clause (d) above, the principal component of all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and (i) the principal component of all obligations of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner, other than to the extent that the instrument or agreement evidencing such Indebtedness expressly limits the liability of such Person in respect thereof.

“Indemnified Taxes” means all Taxes other than Excluded Taxes.

“Indemnitee” has the meaning assigned to such term in Section 10.04(b).

“Information” has the meaning assigned to such term in Section 5.15.

“Insurance Policies” means the insurance policies and coverages required to be maintained by the Barrington Guarantors and/or each Loan Party which is an owner of or holder of any interest in the Mortgaged Property with respect to the applicable Mortgaged Property pursuant to Section 6.02 and all renewals and extensions thereof.

“Insurance Requirements” means, collectively, all provisions of the Insurance Policies, all requirements of the issuer of any of the Insurance Policies and all orders, rules, regulations and any other requirements of the National Board of Fire Underwriters (or any other body exercising similar functions) binding upon the Barrington Guarantors and/or each Loan Party which is an owner of or holder of any interest in the Mortgaged Property and applicable to the Mortgaged Property or any use or condition thereof.

“Intellectual Property” has the meaning assigned to such term in Section 5.18.

“Interest Payment Date” means (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, March 31, June 30, September 30 and December 31 of each year and the Maturity Date; provided that if any such date is not a Business Day then such date shall fall on the next preceding Business Day.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter or (ii) if agreed to by all Lenders, nine or twelve months thereafter, in each case as selected by Borrower in a Borrowing or Conversion Notice; provided that:

(i)            any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii)           any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii)          no Interest Period shall extend beyond the Maturity Date.

“Investment” has the meaning assigned to such term in Section 7.04.

“IRS” means the United States Internal Revenue Service.

“Laws” means, collectively, all applicable international, foreign, Federal, state and local statutes, treaties, rules, regulations, ordinances, codes and administrative or judicial precedents, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“Leases” means any and all leases, subleases, tenancies, options, concession agreements, rental agreements, occupancy agreements, franchise agreements, access agreements and any other similar agreements (including all amendments, extensions, replacements, renewals, modifications and/or guarantees thereof), whether or not of record and whether now in existence or hereafter entered into, affecting the use or occupancy of all or any portion of any Real Property.

“Lender” has the meaning assigned to such term in the introductory paragraph hereto, together with any Person that subsequently becomes a Lender by way of assignment in accordance with the terms of Section 10.06, together with their respective successors, other than any Person that ceases to be a Lender as a result of an assignment in accordance with Section 10.06 or an amendment of this Agreement.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify Borrower and the Administrative Agent.

“License Subsidiary” means a Wholly Owned Subsidiary of Borrower (i) formed for the purpose of holding Licenses, (ii) holding Licenses (in each case of (i) and (ii), such licenses issued to or to be issued to Borrower or any of its Subsidiaries in the operation of their respective businesses) or (iii) which owns an entity described in (i) or (ii).

“Licenses” has the meaning assigned to such term in Section 5.22.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, hypothecation, pledge, encumbrance, claim, charge, security interest, assignment or encumbrance of any kind or any arrangement to provide priority or preference or any filing of any financing statement under the UCC or any other similar notice of liens under any similar notice or recording statute of any Governmental Authority, including any easement, right of way or other encumbrance on title to Real Property, in each of the foregoing cases whether voluntary or imposed by law, in or on such asset and any agreement to give any of the foregoing, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset, and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan” has the meaning assigned to such term in Section 2.01.

“Loan Documents” means this Agreement, the Assumption Agreement, each Note, the Security Documents, the Guaranty and the Barrington Guaranty.

“Loan Parties” means, collectively, Borrower and each Subsidiary Guarantor.

“Material Adverse Effect” means (a) on the Closing Date, a “Material Adverse Effect” as defined by clause (a) in such definition thereof of the Barrington Credit Facility as in effect on the Closing Date; and (b) following the Closing Date, (i) a material adverse effect on the properties, operations, business, financial condition or results of operation of the Barrington Guarantors and the Loan Parties, taken as a whole, (ii) a material impairment of the ability of the Barrington Guarantors and the Loan Parties to fully and timely perform their obligations under any Loan Document; (iii) a material impairment of the rights or remedies available to the Lenders or the Collateral Agent under any Loan Document; or (iv) a material adverse effect on the Liens in favor of the Collateral Agent (for its benefit and for the benefit of the other Secured Parties) on a material portion of the Collateral or the priority of such Liens.

“Material Indebtedness” shall mean Indebtedness (other than Loans) of any one or more of Borrower or any Subsidiary in an aggregate principal amount exceeding $250,000.

“Maturity Date” means the earliest of (i) the date which is seven years after the Closing Date, (ii) the date of termination in whole of the Commitments pursuant to Section 2.04 or 8.01 and (iii) the “Maturity Date” as such term is defined in the Barrington Credit Facility.

“Maximum Rate” has the meaning assigned to such term in Section 10.09.

“Minority Lenders” has the meaning assigned to such term in Section 10.01.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means an agreement, including, but not limited to, a mortgage, deed of trust or any other document, creating and evidencing a Lien on a Mortgaged Property in favor of the Collateral Agent for the benefit of the Secured Parties, which shall be substantially in the form of Exhibit J, with such schedules and including such provisions as shall be necessary to conform such document to applicable local or foreign law or as shall be customary under applicable local or foreign law.

“Mortgaged Properties” means the owned real properties of any Barrington Guarantor set forth on Schedule 4.01(j) of the Barrington Credit Facility and any Loan Party set forth on Schedule 4.01(j) hereto, and in each case designated therein as “Mortgaged Properties” (if any) and additional owned real property (if any) of the Barrington Guarantors and the Loan Parties encumbered by a Mortgage pursuant to Section 6.09.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.

“Net Proceeds” means:

(a)           100% of the cash proceeds actually received by Borrower or any of the Subsidiaries (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise and including casualty insurance settlements and condemnation awards, but only as and when received) from any Extraordinary Receipts or loss, damage, destruction or condemnation of, or any sale, transfer or other disposition (including any sale and leaseback of assets and any mortgage or lease of real property) to any Person of any asset or assets of Borrower or any Subsidiary (other than those pursuant to Section 7.05(a), (c), (e), (g), (h), (i) or (k)), net of (i) attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, required debt payments, including payment of outstanding principal amounts, premiums or penalties, if any, and interest, and required payments of other obligations relating to or secured by the applicable asset (other than pursuant hereto), other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith, (ii) Taxes or Tax Distributions paid or payable as a result thereof and (iii) appropriate amounts set up as a reserve against liabilities associated with the assets or business so disposed of and retained by the selling entity after such sale, transfer or other disposition, as reasonably determined by Borrower, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters, liabilities related to post-closing purchase price adjustments and liabilities related to any other indemnification obligation associated with the assets or business so disposed of, provided that, upon any reversal, release or termination of such reserve, all amounts not paid-out in connection therewith shall be deemed to be “Net Proceeds” of such sale, transfer or other disposition; provided that, if no Event of Default exists and Borrower shall deliver a certificate of a Responsible Officer of Borrower to the Administrative Agent promptly following receipt of any such proceeds setting forth Borrower’s intention to use or contractually commit to use any portion of such proceeds to acquire, maintain, develop, construct, improve, upgrade or repair assets useful in the business of Borrower and the Subsidiaries, in each case within 12 months of such receipt such portion of such proceeds shall not constitute Net Proceeds except to the extent not so used (or contractually committed to be used) within such 12-month period (provided that if contractually committed to be used within such 12-month period, they must actually be used within 180 days after the end of such 12-month period or they will then be deemed Net Proceeds); and provided, further, that no such transactions resulting in aggregate proceeds of less than $100,000 in any fiscal year shall constitute Net Proceeds,

(b)           100% of the cash proceeds from the incurrence, issuance or sale by Borrower or any Subsidiary of any Indebtedness (other than Indebtedness permitted to be incurred under Section 7.01), net of all taxes and fees (including investment banking fees), commissions, costs and other expenses (including attorneys’ fees and accountants’ fees), in each case incurred in connection with such issuance or sale, and

(c)           50% of the cash proceeds from the issuance or sale by Borrower of any Equity Interests (other than Excluded Equity Issuances), net of all taxes and fees (including investment banking fees), commissions, costs and other expenses, in each case incurred in connection with such issuance or sale.

For purposes of calculating the amount of Net Proceeds, fees, commissions and other costs and expenses payable to Borrower or any Affiliate of either of them shall be disregarded.

 “Note” means a promissory note made by Borrower in favor of a Lender or its registered assigns, substantially in the form of Exhibit B hereto, evidencing Loans made by such Lender to Borrower.

“Obligations” means obligations of Borrower and the other Loan Parties from time to time arising under or in respect of the due and punctual payment of (i) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and (ii) all other monetary obligations, including fees, costs, expenses and indemnities, owing by Borrower and the other Loan Parties under this Agreement and the other Loan Documents.

“OFAC” has the meaning assigned to such term in Section 5.21(b).

“on” when used with respect to the Property or any property adjacent to the Property, means “on, in, under, above or about.”

“Other Taxes” means all present or future stamp or documentary taxes or any other excise taxes, or similar charges or levies with respect to any payment made hereunder or under any other Loan Document or arising from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Outstanding Amount” means, on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Loans occurring on such date.

“Parent Company” means any Person who, directly or indirectly, owns 100% of the issued and outstanding Equity Interests of Borrower.

“Participant” has the meaning assigned to such term in Section 10.06(d).

“Perfection Certificate” means a certificate substantially in the form of Exhibit F.

“Permitted Investments” means:

(a)           direct obligations of the United States of America or any member of the European Union or any agency thereof or obligations guaranteed by the United States of America or any member of the European Union or any agency thereof, in each case with maturities not exceeding one year;

(b)           cash, cash held in time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company that is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital, surplus and undivided profits having a Dollar Equivalent that is in excess of $500.0 million and whose long-term debt, or whose parent holding company’s long-term debt, is rated A by S&P (or such similar equivalent rating or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act));

(c)           repurchase obligations with a term of not more than 180 days for underlying securities of the types described in clause (a) above entered into with a bank meeting the qualifications described in clause (b) above;

(d)           commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than an Affiliate of Borrower) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of P-1 (or higher) according to Moody’s or A-1 (or higher) according to S&P;

(e)           securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any State, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least A by S&P or A2 by Moody’s;

(f)            shares of mutual funds whose investment guidelines restrict 95% of such funds’ investments to those satisfying the provisions of clauses (a) through (e) above;

(g)           money market funds that (i) comply with the criteria set forth in Rule 2a-7 under the Investment Company Act of 1940 and (ii) are rated AAA by S&P and Aaa by Moody’s; and

(h)           time deposit accounts, certificates of deposit and money market deposits in an aggregate face amount not in excess of 1/2 of 1% of the total assets of Borrower and the Subsidiaries, on a consolidated basis, as of the end of Borrower’s most recently completed fiscal year.

“Permitted Refinancing Indebtedness” means any Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”), the Indebtedness being Refinanced (or previous refinancings thereof constituting Permitted Refinancing Indebtedness); provided that (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced (plus unpaid accrued interest and premium thereon), (b) such Permitted Refinancing Indebtedness has a later or equal stated maturity and longer or equal Weighted Average Life to Maturity than the Indebtedness being Refinanced, (c) if the Indebtedness being Refinanced is subordinated in right of payment to the Obligations under this Agreement, such Permitted Refinancing Indebtedness shall be subordinated in right of payment to such Obligations on terms, taken as a whole, at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being Refinanced, (d) no Permitted Refinancing Indebtedness shall have different obligors, or greater guarantees or security, than the Indebtedness being Refinanced and (e) if the Indebtedness being Refinanced is secured by any collateral (whether equally and ratably with, or junior to, the Secured Parties or otherwise), such Permitted Refinancing Indebtedness may be secured by such collateral on terms, taken as a whole, no less favorable to the Secured Parties than those contained in the documentation governing the Indebtedness being Refinanced.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Premises” has the meaning assigned thereto in the applicable Mortgage.

“Presumed Tax Rate” means, where the entity in question has (to the knowledge of the entity in question) both corporate and non-corporate owners (including beneficial owners if a direct owner is a Flow Through Entity) for the applicable period, the greater of (x) the highest effective marginal statutory combined U.S. federal, state and local income tax rate prescribed for an individual residing in New York City (taking into account (i) the deductibility of state and local income taxes for U.S. federal income tax purposes, assuming the limitation of Section 68(a)(2) of the Code applies and taking into account any impact of the Code, and (ii) the character (long-term or short-term capital gain, dividend income or other ordinary income) of the applicable income) and (y) the highest combined U.S. federal, state and local tax rate prescribed for a corporation doing business in New York City (taking into account the deductibility of state and local income taxes for U.S. federal income tax purposes), or if there are, to the knowledge of the entity in question, only non-corporate owners or corporate owners (including beneficial owners if a direct owner is a Flow Through Entity) for the applicable period, either (x) or (y) as applicable.

“Programming Obligations” means all obligations in respect of the purchase, use, license or acquisition of programs, programming materials, films and similar assets used in connection with the business and operation of Borrower and the Subsidiaries.

“Pro Rata Share” means, with respect to each Lender at any time, a fraction (expressed as a percentage carried out to the ninth decimal place), the numerator of which is the amount of the Commitments of such Lender at such time and the denominator of which is the amount of the Aggregate Commitments at such time; provided that if such Commitments have been terminated, then the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof.

“Property” means any right, title or interest in or to property or assets of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible and including Equity Interests or other ownership interests of any Person and whether now in existence or owned or hereafter entered into or acquired, including all Real Property.

“Real Property” means, collectively, all right, title and interest (including any leasehold, mineral or other estate) in and to any and all parcels of or interests in real property owned, leased or operated by any Person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, and other property and rights incidental to the ownership or lease thereof.

“Refinanced Loans” has the meaning assigned to such term in Section 10.01.

“Refinancing” has the meaning assigned to such term in the recitals hereto.

“Register” has the meaning specified in Section 10.06(c).

“Regulation U” shall mean Regulation U of the FRB as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, advisors and trustees of such Person and of such Person’s Affiliates.

“Release” means any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating of any Hazardous Material in, into, onto or through the Environment.

“Replacement Loans” has the meaning assigned to such term in Section 10.01.

“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the sum of the (a) the aggregate Outstanding Amount of all Loans and (b) aggregate unused Commitments; provided that the unused Commitment of, and the portion of the aggregate Outstanding Amount of all Loans held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Response” means (a) ”response” as such term is defined in CERCLA, 42 U.S.C. § 9601(24), and (b) all other actions required by any Governmental Authority or voluntarily undertaken to (i) clean up, remove, treat, abate or in any other way address any Hazardous Material in the Environment; (ii) prevent the Release or threat of Release, or minimize the further Release, of any Hazardous Material; or (iii) perform studies, investigations and monitoring in connection with, or as a precondition to, clause (i) or (ii) above.

“Responsible Officer” means the chief executive officer, president or chief financial officer of Borrower or another Loan Party, as applicable.

“SagamoreHill Time Brokerage Agreement” means the Time Brokerage Agreement, dated as of April 28, 1994, by and between Atlantic Media Group, Inc. (“Atlantic”), as licensee, and Vision Communications, Inc. (“Vision”), as programmer/time broker; as amended by that certain Amendment to and Extension of Time Brokerage Agreement, dated as of December 9, 2003, by and between Atlantic and Diversified Communications (“Diversified”), as the assignee of Vision; as further amended by that certain Second Amendment to Time Brokerage Agreement, dated as of July 19, 2005, by and between Atlantic and Diversified; and as further amended by that certain Third Amendment to Time Brokerage Agreement, dated as of July 19, 2005, by and between Borrower, as the contemplated assignee of Atlantic, and Barrington Broadcasting South Carolina Corporation, a Delaware corporation, as further amended by that certain Fourth Amendment to Time Brokerage Agreement, dated as of February 6, 2006 by and between Borrower and Barrington Broadcasting South Carolina Corporation, as the same may be further amended, assigned, restated, extended or otherwise modified from time to time.

“Sale and Lease-Back Transaction” has the meaning assigned to such term in Section 7.03.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Obligations” means (a) the Obligations, (b) the due and punctual payment of all obligations of Borrower and the other Loan Parties under each Swap Agreement permitted to be incurred pursuant to Section 7.01(d) entered into with any counterparty that is a Secured Party and (c) the due and punctual payment of all obligations in respect of any Treasury Management Agreement between any Loan Party and any Person that is a Secured Party.

“Secured Parties” means, collectively, (i) the Administrative Agent, (ii) the Collateral Agent, (iii) each other Agent, (iv) the Lenders and (v) each counterparty to a Swap Agreement or Treasury Management Agreement permitted by Section 7.01(d) with Borrower or any Subsidiary Guarantor if at the date of entering into such Swap Agreement or Treasury Management Agreement such Person was a Lender or Affiliate of a Lender.

“Securities Act” means the Securities Act of 1933.

“Securities Collateral” has the meanings assigned to such term in the Security Agreement.

“Security Agreement” means the collective reference to the security agreements substantially in the form of Exhibit E-1 among the Barrington Guarantors and the Collateral Agent for the benefit of the Secured Parties and the security agreement substantially in the form of Exhibit E-2 among Borrower and the Subsidiary Guarantors and the Collateral Agent for the benefit of the Secured Parties.

“Security Agreement Collateral” means all property pledged in which a security interest is created pursuant to the Security Agreement (a) on the Closing Date or (b) thereafter pursuant to Section 6.09.

“Security Documents” means the Security Agreement, the Mortgages and each other security agreement, pledge agreement or other document or agreement delivered in accordance with applicable law to grant, or purport to grant, a security interest in any Property as collateral for the Secured Obligations.

“SPC” has the meaning assigned to such term in Section 10.06(g).

“Station” means any television station licensed by the FCC whose ownership is at the relevant time held by Borrower or any of the Subsidiaries.

“Subordinated Indebtedness” means Indebtedness of Borrower, any Subsidiary Guarantor or any Barrington Guarantor that is by its terms subordinated in right of payment to the Obligations of Borrower, such Subsidiary Guarantor or such Barrington Guarantor, as applicable.

“Subordinated Intercompany Debt” has the meaning assigned to such term in Section 7.01(f).

“Subsidiary” means, with respect to any Person (herein referred to as the “parent”), any corporation, partnership, association or other business entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, directly or indirectly, owned, Controlled, or held (or that is, at the time any determination is made, otherwise Controlled) by the parent or one or more subsidiaries of the parent. Unless the context otherwise requires, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Borrower, and Subsidiaries of any Person shall include Persons that will become Subsidiaries of such Person as a result of the Acquisition.

“Subsidiary Guarantors” means, collectively, each existing and future direct and indirect Subsidiary of Borrower that becomes a Guarantor pursuant to Section 6.09(d).

“Survey” means a survey of any Mortgaged Property (and all improvements thereon) which is (a) (i) prepared by a surveyor or engineer licensed to perform surveys in the jurisdiction where such Mortgaged Property is located, (ii) dated (or redated) not earlier than six months prior to the date of delivery thereof unless there shall have occurred within six months prior to such date of delivery any exterior construction on the site of such Mortgaged Property or any easement, or right of way or other interest in the Mortgaged Property has been granted or become effective through operation of law or otherwise with respect to such Mortgaged Property which, in either case, can be depicted on a survey, in which events, as applicable, such survey shall be dated (or redated) after the completion of such construction or if such construction shall not have been completed as of such date of delivery, not earlier than 20 days prior to such date of delivery, or after the grant or effectiveness of any such easement, right of way or other interest in the Mortgaged Property, (iii) certified by the surveyor (in a manner reasonably acceptable to the Administrative Agent) to the Administrative Agent, the Collateral Agent and the Title Company, (iv) complying in all material respects with the minimum detail requirements of the American

Land Title Association as such requirements are in effect on the date of preparation of such survey and (v) sufficient for the Title Company to remove all standard survey exceptions from the title insurance policy (or commitment) relating to such Mortgaged Property and issue the endorsements of the type required under the definition of “Title Policy” hereunder or (b) otherwise reasonably acceptable to the Collateral Agent.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Borrower or any of its Subsidiaries shall be a Swap Agreement.

“Syndication Agent” has the meaning assigned to such term in the introductory paragraph hereto.

“Tax Distribution” means any distribution described in Section 7.06(e).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Title Company” means Chicago Title Insurance Company or any other title insurance company as shall be retained by Borrower and reasonably acceptable to the Administrative Agent.

“Title Policy” means with respect to each Mortgage, a policy of title insurance (or pro forma or marked-up title insurance commitment having the effect of a policy of title insurance) insuring the Lien of such Mortgage as a valid First Priority Mortgage Lien on the Mortgaged Property and fixtures described therein subject to Liens permitted by Section 7.02 in the amount equal to not less than 115% of the fair market value of such Mortgaged Property and fixtures, which fair market value shall be determined by the Collateral Agent and Borrower in their reasonable judgment and which policy (or such pro forma or marked-up commitment) shall (A) be issued by the Title Company, (B) to the extent necessary, include such reinsurance arrangements as shall be reasonably acceptable to the Collateral Agent and approved by Borrower, (C) have been supplemented by such endorsements (unless endorsements are not available or are prohibitively expensive) as shall be reasonably requested by the Collateral Agent, and (D) evidence reasonably acceptable to the Collateral Agent of payment by Borrower of all Title Policy premiums, search and examination charges, escrow charges and related charges, mortgage recording taxes, fees, charges, costs and expenses required for the recording of the Mortgages and issuance of the Title Policies referred to herein.

“Transactions” means, collectively, (a) the funding of the Loans and the effectiveness of the Loan Documents, (b) the Refinancing, (c) the entry into, and the funding of the initial Loans under, the Barrington Credit Facility, (d) the consummation of any other transactions in connection with the foregoing, and (e) the payment of the fees and expenses incurred in connection with any of the foregoing.

“Treasury Management Agreement” means any agreement governing the provision of treasury or cash management services, including netting services, deposit accounts, funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services.

“Type” means, as to any Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“UCC” means the Uniform Commercial Code as in effect from time to time (except as otherwise specified) in any applicable state or jurisdiction.

“United States” and “U.S.” mean the United States of America.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person, all of the Equity Interests of which (other than directors’ qualifying shares or nominee or other similar shares required pursuant to applicable Law) are owned by such Person or another Wholly Owned Subsidiary of such Person.

1.02        Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)           The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s permitted successors and assigns, (iii) the words “herein,” “hereof,” “hereto” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)           In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each mean “to but excluding,” and the word “through” means “to and including.”

(c)           Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03        Accounting Terms. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, as in effect from time to time.

1.04        Rounding. Any financial ratios required to be maintained by Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05        Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.06        Resolution of Drafting Ambiguities. The Loan Parties acknowledge and agree that they were represented by counsel in connection with the execution and delivery of the Loan Documents, that they and their counsel reviewed and participated in the preparation and negotiation of the Loan Documents and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of the Loan Documents.

1.07        Effectuation of Transactions. Each of the representations and warranties contained in this Agreement (and all corresponding definitions) are made after giving effect to the Transactions, unless the context requires otherwise.

ARTICLE II

THE COMMITMENTS AND BORROWINGS

2.01        Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make a loan (each such loan, a “Loan”) to Borrower on the Closing Date, in the amount of such Lender’s Commitment as set forth on Schedule 2.01. Amounts borrowed as

Loans under this Section 2.01 and subsequently repaid or prepaid may not be reborrowed. Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

2.02        Borrowings, Conversions and Continuations of Loans.

(a)           Each borrowing of Loans, each conversion of Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than (i) 12:00 noon, three Business Days prior to the requested date of any borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans and (ii) 12:00 noon, at least one Business Day prior to the requested date of any borrowing of Base Rate Loans. Each telephonic notice by Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Borrowing or Conversion Notice, appropriately completed and signed by a Responsible Officer of Borrower. Each borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in an amount equal to $1.0 million or a whole multiple of $500,000 in excess thereof. Each borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $50,000 in excess thereof. Each Borrowing or Conversion Notice (whether telephonic or written) shall specify (i) whether the requested borrowing is to be a conversion of Loans from one Type to the other or a continuation of Eurodollar Rate Loans, (ii) the requested date of the borrowing, conversion, continuation or rollover, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted, continued or rolled over, (iv) if applicable, the Type of Loans to be borrowed or to which existing Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If Borrower fails to specify a Type of Loan in a Borrowing or Conversion Notice or if Borrower fails to give a timely notice requesting a conversion, continuation or rollover, then the applicable Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If Borrower requests a borrowing of, conversion to or continuation of Eurodollar Rate Loans in any such Borrowing or Conversion Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b)           Following receipt of a Borrowing or Conversion Notice, the Administrative Agent shall promptly (and in any event, on the same day) notify each Lender of the amount of its Pro Rata Share of the Loans, and if no timely notice of a conversion or continuation is provided by Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans or continuation described in Section 2.02(a). In the case of each borrowing, each Lender shall make the amount of its Loan available to the Administrative Agent in Dollars, in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Borrowing or Conversion Notice. Upon satisfaction of the applicable conditions set forth in Section 4.01, the Administrative Agent shall make all funds so received available to Borrower in like funds as received by the Administrative Agent, either by (i) crediting the account of Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided (and reasonably acceptable to) to the Administrative Agent by Borrower.

(c)           Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan unless Borrower pays the amount due, if any, under Section 3.05 in connection therewith. During the existence of an Event of Default, no Loans may be requested to or continued as Eurodollar Rate Loans without the consent of the Required Lenders.

(d)           The Administrative Agent shall promptly notify Borrower and the applicable Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify Borrower and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e)           After giving effect to all borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than four Interest Periods in effect with respect to Loans.

(f)            The failure of any Lender to make the Loan to be made by it as part of any borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make the Loan on the date of such borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any borrowing.

2.03        Prepayments.

(a)           Optional. Borrower may, upon notice to the Administrative Agent at any time or from time to time voluntarily prepay Loans, in whole or in part without premium or penalty; provided that (A) such notice must be received by the Administrative Agent not later than 12:00 noon (i) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (ii) one Business Day prior to any date of prepayment of Base Rate Loans; (B) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $1.0 million or a whole multiple of $1.0 million in excess thereof or, if less, the entire principal amount thereof then outstanding and (C) any prepayment of Base Rate Loans made in Dollars shall be in a principal amount of $500,000 or a whole multiple of $50,000 in excess thereof, or, if less, the entire principal amount thereof then outstanding. Each such notice shall be in the form of Exhibit A-2 and shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share of such prepayment. If such notice is given by Borrower, Borrower shall be committed to make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan shall be accompanied by any additional amounts required pursuant to Section 3.05.

(b)           Mandatory Prepayments. Borrower shall apply all Net Proceeds, promptly upon receipt thereof to prepay Borrowings in accordance with Sections 2.03(c) and (d).

(c)           Application of Prepayments. Prior to any optional or mandatory prepayment hereunder, Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to Section 2.03(d), subject to the provisions of this Section 2.03(c). Any prepayments pursuant to Section 2.03(a) shall be applied to reduce scheduled prepayments required under Section 2.05, first, to any scheduled principal installments of Loans due within the following eight quarters in direct order of maturity, and second, on a pro rata basis to all remaining scheduled principal installments of the Loans. Any prepayments pursuant to Section 2.03(b) shall be applied to reduce scheduled prepayments required under Section 2.05 on a pro rata basis to all remaining scheduled principal installments of the Loans.

Amounts to be applied pursuant to this Section 2.03 to the prepayment of Loans shall be applied to the Type of Loan and specific Borrowing or Borrowings designated by Borrower. Notwithstanding the foregoing, if any prepayment of Loans required under this Section 2.03 would result in Borrower incurring breakage costs under Section 3.05 (the “Affected Loans”), at the election of Borrower, the Affected Loans may be deposited in an escrow account on terms reasonably satisfactory to the Collateral Agent and Borrower and applied to the prepayment of Eurodollar Rate Loans on the last day of the then next-expiring Interest Period for Eurodollar Rate Loans (or such earlier date or dates as shall be requested by Borrower); provided that at any time while an Event of Default has occurred and is continuing, upon written direction from the Required Lenders, the Administrative Agent shall apply any or all proceeds then on deposit to the payment of such Affected Loans.

(d)           Notice of Prepayment. Borrower shall notify the Administrative Agent by written notice of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Rate Loan, not later than 12:00 noon, three Business Days before the date of prepayment and (ii) in the case of prepayment of a Base Rate Loan in Dollars, not later than 12:00 noon, one Business Day before the date of prepayment. Each such notice shall be irrevocable. Each such notice shall be in the form of Exhibit A-2 and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing and otherwise in accordance with this Section 2.03. Except as provided in Section 2.03(c), prepayments shall be accompanied by accrued interest to the extent required by Section 2.06.

2.04        Termination or Reduction of Commitments. The Commitments of each Lender shall be automatically terminated on the Closing Date upon the borrowing of the Loans on such date. All Commitments shall terminate at noon on December 31, 2006 if the Closing Date has not occurred on or prior to such time.

2.05        Repayment of Loans. Borrower shall repay to the Administrative Agent for the ratable account of the Lenders the aggregate principal amount of the Loans as follows (as adjusted for any payments made under Section 2.03), each such payment to be made on the last Business Day of the applicable fiscal quarter:

Quarter Ending	Aggregate Principal Amortization Payment
December 31, 2006	$6,125
March 31, 2007	$6,125
June 30, 2007	$6,125
September 30, 2007	$6,125
December 31, 2007	$6,125
March 31, 2008	$6,125
June 30, 2008	$6,125
September 30, 2008	$6,125
December 31, 2008	$6,125
March 31, 2009	$6,125
June 30, 2009	$6,125
September 30, 2009	$6,125
December 31, 2009	$6,125
March 31, 2010	$6,125
June 30, 2010	$6,125
September 30, 2010	$6,125
December 31, 2010	$6,125
March 31, 2011	$6,125
June 30, 2011	$6,125
September 30, 2011	$6,125
December 31, 2011	$6,125
March 31, 2012	$6,125
June 30, 2012	$6,125
September 30, 2012	$6,125
December 31, 2012	$6,125
March 31, 2013	$6,125
June 30, 2013	$6,125
Maturity Date	$2,284,625

provided that on the Maturity Date, all Loans outstanding on such date shall be repaid.

2.06        Interest.

(a)           Subject to the provisions of subsection (b) below:

(i)            each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate; and

(ii)           each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b)           Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by Borrower hereunder is not paid when due (without regard to any applicable grace periods), whether at stated maturity, upon acceleration or otherwise, such overdue amount shall, to the extent permitted by applicable law, bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal and premium, if any, of or interest on any Loan, 2% plus the rate otherwise applicable to such Loan as provided in Section 2.06(a) or (ii) in the case of any other overdue amount, 2% plus the rate applicable to Base Rate Loans as provided in Section 2.06(a)(ii) (in either case, the “Default Rate”).

(c)           Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto; provided that (i) interest accrued pursuant to Section 2.06(b) shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of a Base Rate Loan), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Rate Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.07        Computation of Interest and Fees.

All computations of interest for Base Rate Loans when the Base Rate is determined by Bank of America’s “prime rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, continued or converted from a Loan of another Type and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.09(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent demonstrable error.

2.08        Evidence of Debt.

(a)           The Borrowings made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent demonstrable error of the amount of the Borrowings made by the Lenders to Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of demonstrable error.

(b)           Upon the request of any Lender made through the Administrative Agent, Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to a Note and endorse thereon the date, Type (if applicable), amount, currency and maturity of its Loans and payments with respect thereto.

2.09        Payments Generally; Administrative Agent’s Clawback.

(a)           General. All payments to be made by Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by Borrower hereunder shall be made to the Administrative Agent for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b)           (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s Pro Rata Share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 and may, in reliance upon such assumption, make available to Borrower, a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender agrees to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to Borrower, to but excluding the date of payment to the Administrative Agent in the case of a payment to be made by such Lender at the applicable Federal Funds Rate in effect from time to time. If such Lender’s Pro Rata Share of such Borrowing is not made available to the Administrative Agent within three Business Days after the date of such Borrowing, the Administrative Agent shall notify Borrower of the failure of such Lender to make such amount available to the Administrative Agent and the Administrative Agent shall be entitled to recover such amount with interest thereon at the rate applicable to Loans of the Type comprising such Borrowing and (y) then Borrower may, without waiving or limiting any rights or remedies it may have hereunder or under applicable law against such Lender, borrow a like amount on an unsecured basis from any commercial bank for a period ending on the date upon which such Lender does in fact make such Borrowing available. If Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to Borrower the amount of such interest paid by Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by Borrower shall be without prejudice to any claim Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii)           Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that Borrower will not make such payment, the Administrative Agent may assume that Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent at the applicable Federal Funds Rate in effect from time to time.

A notice of the Administrative Agent to any Lender or Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent demonstrable error.

(c)           Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to Borrower by the Administrative Agent because the conditions to the Borrowing set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)           Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 10.04(c).

(e)           Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.10        Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it, resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans and accrued interest thereon greater than its Pro Rata Share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with their respective Pro Rata Share, provided that:

(i)            if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)           the provisions of this section shall not be construed to apply to (x) any payment made by Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to Borrower or any Subsidiary thereof (as to which the provisions of this section shall apply).

Borrower, each Subsidiary Guarantor and each Barrington Guarantor consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against Borrower, such Subsidiary Guarantor or such Barrington Guarantor rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of Borrower, such Subsidiary Guarantor or such Barrington Guarantor in the amount of such participation.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01        Taxes.

(a)           Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party or any Barrington Guarantor hereunder or under any other Loan Document shall (except to the extent required by law) be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if any Loan Party or any Barrington Guarantor shall be required by applicable law to deduct any Indemnified Taxes (or any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions of such Taxes (including deductions of such Taxes applicable to additional sums payable under this section) the Administrative Agent or Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable Loan Party shall make such deductions and (iii) the applicable Loan Party or Barrington Guarantor shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)           Payment of Other Taxes by Borrower. Without limiting the provisions of subsection (a) above, Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)           Indemnification by Borrower. Borrower shall indemnify the Administrative Agent and each Lender, within 10 days after a written demand setting forth the amount and the reasons in reasonable detail therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this section) payable by the Administrative Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto (other than penalties attributable to (i) a failure or delay by the Administrative

Agent or such Lender, as applicable, in making such written demand to Borrower or (ii) the gross negligence or willful misconduct of the Administrative Agent or such Lender, as the case may be), whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth the amount of such payment or liability and the reasons for such payment or liability in reasonable detail delivered to Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent demonstrable error.

(d)           Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by Borrower to a Governmental Authority, Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)           Status of Lenders. Each Foreign Lender shall, to the extent it may lawfully do so, deliver to Borrower and the Administrative Agent (in such number of original copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or the Administrative Agent, but only if such Foreign Lender or beneficial owner is legally entitled to do so), whichever of the following is applicable:

(i)            two duly completed and executed original copies of Internal Revenue Service Form W-8BEN (or any successor thereto) claiming eligibility for benefits of an income tax treaty to which the United States is a party and entitlement to complete exemption from (or reduction in) U.S. federal withholding tax on interest and fees payable hereunder to or for the account of such Foreign Lender,

(ii)           two duly completed and executed original copies of Internal Revenue Service Form W-8ECI (or any successor thereto),

(iii)          in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate, substantially in the form of Exhibit K, to the effect that such Foreign Lender or beneficial owner is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (y) duly completed and executed original copies of Internal Revenue Service Form W-8BEN (or any successor thereto), and, if any fees are payable by Borrower to or for the account of such Foreign Lender, claiming eligibility for benefits of an income tax treaty to which the U.S. is a party and entitlement to complete exemption from (or reduction in) U.S. federal withholding tax on such fees, or

(iv)          any other form prescribed by applicable law as a basis for claiming exemption from (or, after an applicable Change in Law, reduction in) United States federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law.

Any Lender that is not a Foreign Lender and that may not be treated as an exempt recipient based on the indicators described in Treasury Regulation Section 1.6049-4(c)(1)(ii) or that has not otherwise established to the reasonable satisfaction of Borrower that it is an exempt recipient (as defined in Section 6049(b)(4) of the Code and the Treasury regulations thereunder) shall deliver to Borrower (with copies to the Administrative Agent) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter as prescribed by applicable law or upon the request of Borrower or the Administrative Agent), duly executed and properly completed copies of U.S. Internal Revenue Service Form W-9 or any successor form that such Lender is entitled to provide at such time in order to comply with United States back-up withholding requirements.

From time to time, each Lender shall promptly notify the Administrative Agent of any change in such Lender’s or beneficial owner’s circumstances that would modify or render invalid any claimed exemption or reduction.

(f)            Treatment of Certain Refunds. If the Administrative Agent or any Lender determines, in its good faith sole discretion, that it has received a refund (in cash or as an offset against other taxes otherwise then due and payable) of any Indemnified Taxes or Other Taxes as to which it has been indemnified by Borrower or with respect to which Borrower has paid additional amounts pursuant to this section, it shall pay to Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by Borrower under this Section 3.01 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses of the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority other than penalties, interest and other charges arising out of the willful misconduct or gross negligence of the Administrative Agent or such Lender) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such amount to such Governmental Authority. This subsection shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to Borrower or any other Person. Notwithstanding anything to the contrary, in no event will any Lender be required to pay any amount to Borrower the payment of which would place such Lender in a less favorable net after-tax position than such Lender would have been in if the additional amounts giving rise to such refund of any Indemnified Taxes or Other Taxes had never been paid.

3.02        Illegality. If any Change in Law has made it unlawful, or any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, then, on notice thereof by such Lender to Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended until such Lender notifies the Administrative Agent and Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), convert all Eurodollar Rate Loans of such Lender to Base

Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans. Upon any such conversion, Borrower shall also pay accrued interest on the amount so converted. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

3.03        Inability To Determine Rates. If the Required Lenders determine for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (i) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (ii) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or (iii) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Eurodollar Rate Loan, in any such case, the Administrative Agent will promptly so notify Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

3.04        Increased Costs; Reserves on Eurodollar Rate Loans.

(a)           Increased Costs Generally. If any Change in Law after the Closing Date shall:

(i)            impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(d)); or

(ii)           impose on any Lender any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Rate Loan (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount), then, from time to time upon written demand of such Lender setting forth in reasonable detail such increased costs (with a copy of such demand to the Administrative Agent given in accordance with Section 3.07), Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such increased costs incurred or reduction suffered.

(b)           Capital Requirements. If any Lender determines that any Change in Law after the Closing Date affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital requirements has had the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time, upon written demand of such Lender setting forth in reasonable detail such increased costs (with a copy of such demand to the Administrative Agent given in accordance with Section 3.07), Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)           Certificates for Reimbursement. A certificate of a Lender in compliance with Section 3.07(a) setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a), (b) or (e) of this Section 3.04 and delivered to Borrower shall be conclusive absent demonstrable error. Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)           Reserves on Eurodollar Rate Loans. If any Lender is required to maintain reserves with respect to liabilities or assets consisting of or including Eurodollar funds or deposits (currently known as “Eurocurrency liabilities”), Borrower shall pay to such Lender additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive in the absence of demonstrable error), which shall be due and payable on each date on which interest is payable on such Loan; provided Borrower shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest (together with the certificate referred to in clause (c) above) from such Lender. If a Lender fails to give notice 15 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 15 days from receipt of such notice.

3.05        Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, Borrower shall promptly compensate such Lender for and hold such Lender harmless from any actual loss, cost or expense incurred by it as a result of:

(a)           any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or

(b)           any failure by Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by Borrower;

including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. Borrower shall also pay any reasonable and customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by Borrower to any Lender under this Section 3.05, such Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.06        Mitigation Obligations; Replacement of Lenders.

(a)           Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use commercially reasonable efforts (subject to such Lender’s internal policies and any legal or regulatory restrictions) to avoid the consequences of such event, including to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such efforts (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)           Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if Borrower is required to pay any additional amount to or for the account of any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, Borrower may replace such Lender in accordance with Section 10.13.

3.07        Matters Applicable to Requests for Compensation.

(a)           Any Agent or any Lender claiming compensation under Sections 3.02 through 3.05 shall deliver a certificate to Borrower contemporaneously with the demand for payment setting forth in reasonable detail a calculation of the additional amount or amounts to be paid to it hereunder which shall be conclusive in the absence of demonstrable error. In determining such amount, such Agent or such Lender may use any reasonable averaging and attribution methods.

(b)           With respect to any Lender’s claim for compensation under any of Sections 3.02 through 3.05, Borrower shall not be required to compensate such Lender for any amount incurred more than 180 days prior to the date that such Lender notifies Borrower of the event that gives rise to such claim; provided that, if the circumstance giving rise to such increased cost or reduction is retroactive, then such 180-day period referred to above shall be extended to include the period of retroactive effect thereof. If any Lender requests compensation from Borrower under Section 3.05, Borrower may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender to make or continue from one Interest Period to another Eurodollar Rate Loans, or to convert Base Rate Loans into Eurodollar Rate Loans, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 3.07(c) shall be applicable); provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.

(c)           If the obligation of any Lender to make or continue from one Interest Period to another any Eurodollar Rate Loan (or to convert Base Rate Loans into Eurodollar Rate Loans) shall be suspended pursuant to Section 3.07(b) hereof, such Lender’s Eurodollar Rate Loans shall be automatically converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for such Eurodollar Rate Loans (or, in the case of an immediate conversion required by Section 3.02, on such earlier date as required by Law) and, unless and until such Lender gives notice as provided below that the circumstances specified in Sections 3.02 through 3.04 hereof that gave rise to such conversion no longer exist: (i) to the extent that such Lender’s Eurodollar Rate Loans have been so converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s Eurodollar Rate Loans shall be applied instead to its Base Rate Loans; and (ii) all Loans that would otherwise be made or continued from one Interest Period to another by such Lender as Eurodollar Rate Loans shall be made or continued instead as Base Rate Loans, and all Base Rate Loans of such Lender that would otherwise be converted into Eurodollar Rate Loans shall remain as Base Rate Loans.

(d)           If any Lender gives notice to Borrower (with a copy to the Administrative Agent) that the circumstances specified in any of Sections 3.02 through 3.04 that gave rise to the conversion of such Lender’s Eurodollar Rate Loans pursuant to this Section 3.07 no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when Eurodollar Rate Loans made by other Lenders are outstanding, such Lender’s Base Rate Loans shall be automatically converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Eurodollar Rate Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding Eurodollar Rate Loans and by such Lender are held pro rata (as to principal amounts, interest rate basis, and Interest Periods) in accordance with their respective Commitments.

3.08        Survival. All of Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

ARTICLE IV

CONDITIONS PRECEDENT TO BORROWING

4.01        Conditions of the Borrowing. The obligation of each Lender to extend its Loans on the Closing Date is subject to satisfaction or waiver of the following conditions precedent:

(a)           Loan and Corporate Documents; Certificates. The Administrative Agent’s receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each, if applicable, properly executed by a Responsible Officer of the signing Loan Party (and the Barrington Guarantors, as applicable), each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance reasonably satisfactory to the Administrative Agent:

(i)            executed counterparts of this Agreement, the Guaranty, the Barrington Guaranty, the Security Agreement, each Mortgage and the Perfection Certificate;

(ii)           a Note executed by Borrower in favor of each Lender requesting a Note;

(iii)          such certificates of resolutions or other equivalent action and incumbency certificates of Responsible Officers of each Loan Party and each Barrington Guarantor as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party or such Barrington Guarantor is a party;

(iv)          such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party and each Barrington Guarantor is duly organized or formed, is validly existing, in good standing and qualified to engage in business in its jurisdiction of incorporation or organization or in which Mortgaged Property owned or leased by it is located;

(v)           a certificate signed by the President/CEO of Borrower and (as to clause (B) only) a certificate signed by the president or vice president of the borrower under the Barrington Credit Facility, in each case certifying (A) that the conditions specified in Sections 4.01(k) and (l) have been satisfied and (B) that there has been no event or circumstance since February 7, 2006 that has had or would be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect;

(vi)          [reserved]; and

(vii)         a Borrowing or Conversion Notice relating to the Borrowing.

(b)           Financings and Other Transactions, Etc. The Administrative Agent shall have received evidence reasonably satisfactory to it that prior to or substantially concurrently with the Borrowing, the initial extension of credit under the Barrington Credit Facility and the other Transactions shall have been consummated or shall be consummated contemporaneously on the Closing Date, in all material respects in accordance with the terms hereof unless otherwise agreed by the Administrative Agent.

(c)           Opinions of Counsel. The Administrative Agent shall have received, on behalf of itself, the other Agents and the Lenders, (i) an opinion of Wiley Rein & Fielding LLP, counsel to Borrower and the Subsidiary Guarantors, dated the Closing Date, substantially in the form of Exhibit G-1 and (ii) an opinion of Paul, Hastings, Janofsky & Walker LLP, counsel to the Barrington Guarantors, dated the Closing Date, substantially in the form of Exhibit G-2;

(d)           Indebtedness. After giving effect to the Transactions, Borrower and its Subsidiaries shall have no outstanding Indebtedness or preferred stock, except for Indebtedness incurred pursuant to (x) this Agreement, and (y) Indebtedness and preferred stock permitted pursuant to Section 7.01(a).

(e)           Personal Property Requirements. The Collateral Agent shall have received:

(i)            all certificates or instruments representing or evidencing the Securities Collateral accompanied by instruments of transfer and stock powers undated and endorsed in blank;

(ii)           all other certificates and agreements, including control agreements with respect to bank accounts with an average daily balance in excess of $200,000, instruments necessary to perfect the Collateral Agent’s security interest in all Chattel Paper, all Instruments, all Deposit Accounts, all Securities Accounts, all Commodity Accounts, and all Investment Property (as each such term is defined in the Security Agreement and to the extent required by the Security Agreement) of each Loan Party have been delivered to the Collateral Agent;

(iii)          UCC financing statements in appropriate form for filing under the UCC, filings with the United States Patent and Trademark Office and United States Copyright Office and such other documents under applicable law in each jurisdiction as may be necessary to perfect the Liens created, or purported to be created, by the Security Documents (to the extent required by the Security Agreement);

(iv)          copies of UCC, United States Patent and Trademark Office and United States Copyright Office, tax and judgment lien searches, bankruptcy and pending lawsuit searches or equivalent reports or searches, each of a recent date in each of the jurisdictions set forth in Schedules 1(c) and 4 attached to the Perfection Certificate, the results of which shall not reveal any Liens on the Collateral covered or intended to be covered by the Security Documents (other than Liens permitted by Section 7.02 or any other Liens reasonably acceptable to the Collateral Agent); and

(v)           evidence reasonably acceptable to the Collateral Agent of payment or arrangements for payment by the Loan Parties and the Barrington Guarantors of all applicable recording taxes, fees, charges, costs and expenses required for the recording of the Security Documents, if any.

(f)            Insurance. The Administrative Agent shall have received a copy of, or a certificate as to coverage under, the insurance policies required by Section 6.02 and the applicable provisions of the Security Documents, each of which shall be endorsed or otherwise amended to include a “standard” or “New York” lender’s loss payable or mortgagee endorsement (as applicable) and shall name the Collateral Agent, on behalf of the Secured Parties, as additional insured, in form and substance reasonably satisfactory to the Administrative Agent.

(g)           Consents. All necessary governmental, shareholder and third party consents (including Hart-Scott Rodino Antitrust Improvements Act and FCC consents) and approvals necessary in connection with the Transactions shall have been received and shall be in full force and effect, except for such approvals and consents the failure to obtain which would not reasonably be expected to result in a Material Adverse Effect. No judgment, order, injunction or other restraint by any Governmental Authority shall prohibit or impose any material adverse conditions on the Transactions.

(h)           Fees and Expenses. All documented fees and out-of-pocket expenses of the Administrative Agent, the Arrangers and the Lenders (including those of Cahill Gordon & Reindel LLP, counsel for the Administrative Agent and the Arrangers) required to be paid on or before the Closing Date shall have been paid.

(i)            [reserved].

(j)            Mortgages. Mortgages encumbering the Real Properties in favor of the Collateral Agent, for the benefit of the Secured Parties set forth on Schedule 4.01(j) duly executed and acknowledged by the appropriate Loan Parties, and Mortgages encumbering the Real Properties in favor of the Collateral Agent, for the benefit of the Secured Parties set forth in Schedule 4.01(j) to the Barrington Credit Facility, duly executed and acknowledged by the appropriate Barrington Guarantors, together with:

(i)            evidence that counterparts of the Mortgages have been duly executed, acknowledged and delivered and are in form suitable for filing or recording in all filing or recording offices that the Collateral Agent may deem reasonably necessary in order to create a valid and subsisting perfected Lien on the property described therein in favor of the Collateral Agent for the benefit of the Secured Parties and that all filing and recording taxes and fees have been paid or otherwise provided for in a manner reasonably satisfactory to the Collateral Agent;

(ii)           fully paid Fee Lender’s Extended Coverage title insurance policies or the equivalent or other form available in each applicable jurisdiction in form and substance, with endorsements and in coverage amounts, reasonably acceptable to the Collateral Agent (not to exceed the value of the Real Properties covered thereby issued by title insurers reasonably acceptable to the Collateral Agent, insuring the Mortgages to be valid subsisting Liens on the Real Property described therein, free and clear of all defects and encumbrances, subject to First Priority Liens permitted by Section 7.02, and providing for such other affirmative insurance (including endorsements for future advances under the Loan Documents) as the Collateral Agent may deem reasonably necessary;

(iii)          opinions of local counsel for the Loan Parties and the Barrington Guarantors, as applicable, in states in which the Mortgaged Properties are located, with respect to the enforceability and perfection of the Mortgages and any related fixture filings in form and substance reasonably satisfactory to the Collateral Agent;

(iv)          Surveys with respect to each such Mortgaged Property;

(v)           such other evidence that all other actions that the Administrative Agent may reasonably deem necessary in order to create valid and subsisting Liens on the property described in the Mortgages has been taken; and

(vi)          a completed Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each Mortgaged Property.

(k)           Representations and Warranties. The representations and warranties of Borrower and each other Loan Party contained in Article V or any other Loan Document, or which are contained in any document furnished at the Closing Date shall be true and correct in all material respects on and as of the Closing Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material aspects as of such earlier date.

(l)            No Default. No Default or Event of Default shall have occurred and be continuing, or would result from the Borrowing or from the application of the proceeds thereof.

(m)          Request for Borrowing. The Administrative Agent shall have received a Borrowing or Conversion Notice in accordance with the requirements hereof.

Without limiting the generality of the provisions of Section 9.04, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the funding on the Closing Date specifying its objection thereto.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants to the Administrative Agent and the Lenders that:

5.01        Existence, Qualification and Power; Compliance with Laws. Each Loan Party (a) is duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite limited liability company or corporate power and authority to (i) own its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, (d) is in compliance with all Laws and (e) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted, except in each case referred to in clause (b)(i), (c), (d) or (e), to the extent that failure to do so would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

5.02        Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party have been duly authorized by all necessary corporate, limited liability company, shareholder, member or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s organizational documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien (other than as permitted under Section 7.02) under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law; except, with respect to any conflict, breach or contravention (but not creation of Liens) referred to in clause (b) or any violation referred to in clause (c), to the extent that such conflict, breach, contravention or violation would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

5.03        Governmental Authorization; Other Consents. No material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required to be made or obtained by any Loan Party in connection with (a) the execution, delivery or performance by any Loan Party of this Agreement or any other Loan Document, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Security Documents, (c) the perfection or maintenance of the Liens created under the Security Documents (including the priority thereof) or (d) the exercise by any Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Security Documents, except for (i) filings necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties, (ii) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect, (iii) those approvals, consents, exemptions, authorizations, actions, notices or filings described in the Security Agreement, (iv) the filing with the FCC of copies of certain of the Loan Documents within thirty (30) days of the date of their execution, (v) applications to the FCC requesting its prior consent to the exercise by the Agents and/or the Lenders of certain of their remedies under this Agreement and under the Security Documents, following an uncured Event of Default, as contemplated by Section 10.17, and (vi) those approvals, consents, exemptions, authorizations, actions, notices or filings, the failure of which to obtain or make would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

5.04        Binding Effect. This Agreement has been duly executed and delivered by each Loan Party that is party hereto. This Agreement constitutes, and each other Loan Document when so executed and delivered will constitute, a valid and binding obligation of such Loan Party, enforceable against each Loan Party that is a party thereto in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, fraudulent conveyance, moratorium or similar laws affecting creditors’ rights generally, and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

5.05        No Material Adverse Effect. Since February 7, 2006, no Material Adverse Effect has occurred.

5.06        Litigation. Except as set forth on Schedule 5.06 on the Closing Date, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of Borrower and its Subsidiaries, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby or (b) either individually or in the aggregate, if determined adversely, would reasonably be expected to have a Material Adverse Effect.

5.07        No Default. None of Borrower or any of its Subsidiaries is in default under or with respect to any Contractual Obligation that would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08        Properties.

(a)           Generally. Borrower and each of its Subsidiaries has marketable title to, or valid leasehold interests in, all its tangible property material to its business, free and clear of all Liens except for Liens permitted by Section 7.02 and minor irregularities or deficiencies in title that do not materially interfere with its ability to conduct its business as currently conducted or to utilize such property for its intended purpose. As of the Closing Date, the tangible property of Borrower and its Subsidiaries, taken as a whole, (i) is in reasonably good operating order, condition and repair (other than ordinary wear and tear to be expected in the ordinary course of business) and (ii) constitutes all the tangible property which is required for the business and operations of Borrower and its Subsidiaries as presently conducted.

(b)           Real Property. As of the Closing Date, Schedule 4.01(j) contains a true and complete list of each interest in Real Property (i) owned by the Loan Parties as of the Closing Date and describes the type of interest therein held by the Loan Parties, (ii) leased, subleased or otherwise occupied or utilized by Borrower or its Subsidiaries, as lessee, sublessee, franchisee or licensee, as of the Closing Date and describes the type of interest therein held by such company, and indicates which Real Properties identified in clause (i) are encumbered by a Mortgage in favor of the Collateral Agent for the benefit of the Secured Parties with such Real Properties listed under the heading “Mortgaged Properties.”

(c)           No Extraordinary Receipts; Flood Insurance. As of the Closing Date, none of Borrower or its Subsidiaries has received any notice of, nor has any knowledge of, the occurrence or pendency or contemplation of any Extraordinary Receipts affecting all or any material portion of its property. As of the Closing Date, no Mortgage encumbers improved Real Property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards within the meaning of the National Flood Insurance Act of 1968 unless flood insurance available under such Act has been obtained to the extent required by Section 6.02(b).

5.09        Environmental Matters.

(a)           Except as set forth in Schedule 5.09 and except as, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect:

(i)            Borrower and its Subsidiaries and their businesses, operations and Real Property are in compliance with, and Borrower and its Subsidiaries have no liability under, Environmental Law;

(ii)           Borrower and its Subsidiaries have obtained all Environmental Permits required for the conduct of their businesses and operations, and the ownership, operation and use of their property, including Real Property, under Environmental Law, and all such Environmental Permits are valid and in full force and effect;

(iii)          There has been no Release, or to the knowledge of Borrower and its Subsidiaries no threatened Release, of Hazardous Material on, at, under or from any Real Property or facility presently or formerly owned, leased or operated by Borrower and its Subsidiaries or their predecessors in interest that would reasonably be expected to result in liability on the part of Borrower and its Subsidiaries under Environmental Law;

(iv)          There is no Environmental Claim pending, or to the knowledge of Borrower and its Subsidiaries threatened, against Borrower and its Subsidiaries, or relating to the Real Property currently or formerly owned, leased or operated by Borrower and its Subsidiaries or relating to the operations of Borrower and its Subsidiaries, and there are no actions, activities, circumstances, conditions, events or incidents that could reasonably be expected to form the basis of such an Environmental Claim; and

(v)           No Person with an indemnity or contribution obligation to Borrower and its Subsidiaries relating to compliance with or liability under Environmental Law is in default with respect to such obligation.

(b)           Except as set forth in Schedule 5.09:

(i)            None of Borrower or its Subsidiaries is obligated to perform any action or otherwise incur any expense under Environmental Law pursuant to any order, decree, judgment or agreement by which it is bound, and none of them is conducting or financing any Response pursuant to any Environmental Law with respect to any Real Property or any other location;

(ii)           No Real Property or facility currently owned, operated or leased by Borrower and its Subsidiaries and, to the knowledge of Borrower and the Subsidiaries no Real Property or facility formerly owned, operated or leased by Borrower and its Subsidiaries or any of their predecessors in interest, is (i) listed or proposed for listing on the National Priorities List promulgated pursuant to CERCLA or (ii) listed on the Comprehensive Environmental Response, Compensation and Liability Information System promulgated pursuant to CERCLA or (iii) included on any similar list maintained by any Governmental Authority including any such list relating to petroleum;

(iii)          No Lien has been recorded or, to the knowledge of Borrower and the Subsidiaries threatened, under any Environmental Law with respect to any owned real property or other assets of Borrower and its Subsidiaries; and

(iv)          The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not require any material notification, registration, filing, reporting, disclosure, investigation, or Response pursuant to any Governmental Real Property Disclosure Requirements or any other Environmental Law.

5.10        Insurance. With respect to any Mortgage executed and delivered after the Closing Date pursuant to Section 6.09(c), the Premises, and the use, occupancy and operation thereof, comply in all material respects with all Insurance Requirements, and comply with the requirements of Section 6.02 and there exists no default under any Insurance Requirement. Each of Borrower and its Subsidiaries has insurance in such amounts and covering such risks and liabilities as are customary for companies of a similar size engaged in similar businesses in similar locations. All insurance maintained by Borrower and its Subsidiaries is in full force and effect, all premiums have been duly paid, and none of Borrower or its Subsidiaries has received notice of violation or cancellation thereof.

5.11        Taxes. Borrower and the Subsidiaries have timely filed all material Federal, state and other tax returns and reports required to be filed, and have timely paid all material Federal, state and other Taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties otherwise due and payable (whether or not shown on any tax return), except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no written proposed tax assessment against Borrower or any Subsidiary that, if made, would reasonably be expected to result in a Material Adverse Effect. Borrower and each Subsidiary has made adequate provision in accordance with GAAP for all Taxes not yet due and payable. Neither Borrower nor any Subsidiary has ever been a party to any understanding or arrangement constituting a “tax shelter” within the meaning of Section 6662(d)(2)(C)(iii) of the Code or within the meaning of Section 6111(c) or Section 6111(d) of the Code as in effect immediately prior to the enactment of the American Jobs Creation Act of 2004, or has ever “participated” in a “listed transaction” within the meaning of Treas. Reg. Section 1.6011-4, except as would not be reasonably expected to, individually or in the aggregate, result in a Material Adverse Effect. Neither Borrower nor any Subsidiary thereof has any liabilities for the Taxes of any Person under Treas. Reg. Section 1.1502-6 or any similar provision of state, local or foreign law, as a transferee or successor, by contract or otherwise, except as would not, either individually or in the aggregate, result in a Material Adverse Effect.

5.12        ERISA Compliance. Except as set forth in Schedule 5.12, either Borrower nor any ERISA Affiliate maintains or contributes to any Employee Benefit Plan.

5.13        Subsidiaries; Equity Interests.

(a)           On the Closing Date, after giving effect to the Transactions, the corporate structure of Borrower and the Subsidiaries is as set forth on Schedule 5.13(a).

(b)           Schedule 5.13(b) sets forth as of the Closing Date the name and jurisdiction of incorporation, formation or organization of each Subsidiary and, as to each such Subsidiary, the percentage of each class of Equity Interests owned by Borrower or by any such Subsidiary, subject to such changes as are reasonably satisfactory to the Administrative Agent.

(c)           As of the Closing Date, there are no outstanding subscriptions, options, warrants, calls, rights or other similar agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Equity Interests of Borrower or any of the Subsidiaries, except as set forth on Schedule 5.13(c).

5.14        Margin Regulations; Investment Company Act; Public Utility Holding Company Act.

(a)           No proceeds of any Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock in violation of Regulation U and neither Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock.

(b)           None of Borrower or any of its Subsidiaries (i) is a “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company,” within the meaning of the Energy Policy Act of 2005, or (ii) is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.15        Disclosure. No report, financial statement, certificate or other information concerning Borrower and the Subsidiaries and the Transactions, including and the Perfection Certificate, furnished in writing by or on behalf of Borrower or any Subsidiary to any Agent or any Lender in connection with the Transactions or delivered hereunder or under any other Loan Document (taken as a whole, the “Information”), as of the date such Information was furnished, when taken as a whole contained any material misstatement of fact or omitted to state any material fact necessary to make the statements contained therein, in the light of the circumstances under which they were made, not misleading.

5.16        Compliance with Laws. Borrower and each of its Subsidiaries is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such applicable law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings or (b) the failure to comply therewith, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

5.17        Solvency. Immediately after the consummation of the Transactions to occur on the Closing Date, Borrower and its Subsidiaries, taken as a whole, will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured.

5.18        Intellectual Property Matters. The Loan Parties have valid and enforceable common law rights to the call signs of the TV station operated by such Loan Parties (the “Intellectual

Property”). To the Loan Parties’ knowledge, there are no United States patents, trademarks, trade names, service marks, copyrights, technology, trade secrets, domain names, know-how and processes required for the conduct of its business as currently conducted, except for those the failure to own or be licensed which, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. To the knowledge of Borrower, no claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor to the knowledge of Borrower does the use of such Intellectual Property by Borrower and each of its Subsidiaries infringe the rights of any Person, except, in each case, for such claims and infringements that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

5.19        Security Documents.

(a)           Security Agreement. The Security Agreement effectively grants to the Collateral Agent for the benefit of the Secured Parties, legal, valid and enforceable security interests in all right, title and interest of the Loan Parties in the Security Agreement Collateral (subject to any limitations specified therein and the limitations set forth in applicable law). When financing statements and other filings in appropriate form are filed in the offices specified on Schedule 7 to the Perfection Certificate or upon the taking of possession or control by the Collateral Agent of the Security Agreement Collateral with respect to which a security interest may be perfected only by possession or control, the Liens created by the Security Agreement shall (to the extent provided therein) constitute perfected First Priority Liens on, and security interests in, all right, title and interest of the grantors in the applicable Security Agreement Collateral (other than such Security Agreement Collateral in which a security interest cannot be perfected under the UCC as in effect at the relevant time in the relevant jurisdiction and Commercial Tort Claims (as defined in the Security Agreement) other than Commercial Tort Claims specifically described on Schedule 13 of the Perfection Certificate (if any)), in each case subject to no Liens other than Liens permitted by Section 7.02.

(b)           [Reserved].

(c)           Mortgages. Each Mortgage effectively grants and each Mortgage executed and delivered after the Closing Date pursuant to Section 6.09(c) shall be effective to create, in favor of the Collateral Agent, for its benefit and the benefit of the Secured Parties, legal, valid and enforceable security interests in, all of the Loan Parties’ right, title and interest in and to the Mortgaged Properties thereunder and the proceeds thereof, subject only to Liens permitted by Section 7.02 or other Liens acceptable to the Collateral Agent. When the Mortgages are filed in the offices specified in the local counsel opinions delivered with respect thereto in accordance with the provisions of Section 6.09, and upon compliance with all other applicable legal requirements identified in the local counsel opinions delivered with respect thereto, the Mortgages shall (to the extent provided therein) constitute perfected First Priority Liens on, and security interests in, all right, title and interest of the Loan Parties in the Mortgaged Properties and the proceeds thereof, in each case prior in right to any other Person, other than Liens permitted by such Mortgage.

5.20        Use of Proceeds. Borrower will use the proceeds of the Loans to effect the Refinancing.

5.21        Anti-Terrorism Law.

(a)           None of Borrower or any of its Subsidiaries and, to the knowledge of Borrower and its Subsidiaries, none of their Affiliates is in violation of any applicable law relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.

(b)           None of Borrower or any of its Subsidiaries and, to the knowledge of Borrower and its Subsidiaries, no Affiliate or broker or other agent of any of the foregoing acting or benefiting in any capacity in connection with the Loans is any of the following:

(i)            a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(ii)           a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii)          a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv)          a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or

(v)           a Person that is named as a “specially designated national and blocked Person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”) at its official website or any replacement website or other replacement official publication of such list.

(c)           None of Borrower or any of its Subsidiaries and, to the knowledge of Borrower and its Subsidiaries, no broker or other agent of any of the foregoing acting in any capacity in connection with the Loans (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Person described in paragraph (b) above, (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

5.22        FCC Licenses, Etc.

Other than as set forth on Schedule 5.22, Borrower and the Subsidiaries possess all licenses, certificates, franchises, permits and other authorizations (“Licenses”) issued by the appropriate federal, state, local or foreign regulatory authorities, including, without limitation, Licenses from the FCC, necessary to own their respective properties and to conduct their respective businesses in all material respects, and neither Borrower nor any such Subsidiary has received any written notice of proceedings relating to the revocation or modification of any such License that, individually or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would have a Material Adverse Effect; Borrower and each of its Subsidiaries have fulfilled and performed in all material respects all of their respective obligations with respect to such Licenses, and no event has occurred that allows or, after notice or lapse of time would allow, revocation or termination thereof or results in or, after notice or lapse of time would result in, any other material impairment of the rights of the holders of any such License, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and none of such Licenses contains any restriction that is materially burdensome to Borrower or any of its Subsidiaries, taken as a whole. There are no license renewal or rate or tariff proceedings existing or pending other than as set forth on Schedule 5.22.

ARTICLE VI

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan shall remain unpaid or unsatisfied or any other Obligation hereunder which is accrued and payable shall remain unpaid or unsatisfied, Borrower shall, and shall (except in the case of the covenants set forth in Section 6.04 and Section 6.05) cause each Subsidiary to:

6.01        Existence; Businesses and Properties.

(a)           Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except as otherwise expressly permitted under Section 7.05, and except for the liquidation or dissolution of Subsidiaries if the assets of such Subsidiaries to the extent they exceed estimated liabilities are acquired by any of Borrower or a Wholly Owned Subsidiary of any of Borrower in such liquidation or dissolution.

(b)           Do or cause to be done all things reasonably necessary to (i) obtain, preserve, renew, extend and keep in full force and effect the permits, franchises, authorizations, patents, trademarks, service marks, trade names, copyrights, licenses and rights with respect thereto necessary to the normal conduct of its business, it being understood, however, that the expiration on February 17, 2009 of any and all Licenses from the FCC held by Borrower or by any of its Subsidiaries that authorize or that purport to authorize any Station to broadcast in the analog mode of transmission is required by Law, and the foregoing covenant shall not be construed to require any of Borrower or any of its Subsidiaries to take any action inconsistent with compliance with such requirement of Law, (ii) comply in all material respects with all material applicable Laws, rules, regulations (including any zoning, building, ordinance, code or approval or any building permits or any restrictions of record or agreements affecting the Mortgaged Properties) and material judgments, writs, injunctions, decrees and orders of any Governmental Authority, whether now in effect or hereafter enacted, except to the extent the failure to so comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and (iii) at all times maintain and preserve all property necessary to the normal conduct of its business and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith, if any, may be properly conducted at all times (in each case except as expressly permitted by this Agreement).

6.02        Insurance.

(a)           Maintain insurance by financially sound and reputable insurers to such extent, in such amounts (after giving effect to any self-insurance; provided that Borrower and each Subsidiary may not obtain self-insurance with respect to flood insurance required pursuant to Section 6.02(c)) and against such risks as is customary with companies in the same or similar businesses operating in the same or similar locations, against such casualties and contingencies and of such types and in such amounts with such deductibles as is customary in the case of similar businesses operating in the same or similar locations.

(b)           With respect to each Mortgaged Property, obtain flood insurance in such total amount as the Administrative Agent or the Required Lenders may from time to time reasonably require, if at any time the area in which any improvements are located on any Mortgaged Property that is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as amended from time to time.

(c)           In connection with the covenants set forth in this Section 6.02, it is understood and agreed that:

(i)            none of the Agents, the Lenders and their respective agents or employees shall be liable for any loss or damage insured by the insurance policies required to be maintained under this Section 6.02, it being understood that (A) Borrower and its Subsidiaries shall look solely to their insurance companies or any other parties other than the aforesaid parties for the recovery of such loss or damage and (B) such insurance companies shall have no rights of subrogation against the Agents, the Lenders or their agents or employees. If, however, the insurance policies do not provide waiver of subrogation rights against such parties, as required above, then each of Borrower hereby agrees, to the extent permitted by law, to waive, and to cause each of its Subsidiaries to waive, its right of recovery, if any, against the Agents, the Lenders and their agents and employees; and

(ii)           the designation of any form, type or amount of insurance coverage by the Administrative Agent, the Collateral Agent under this Section 6.02 shall in no event be deemed a representation, warranty or advice by the Administrative Agent, the Collateral Agent or the Lenders that such insurance is adequate for the purposes of the business of Borrower and the Subsidiaries or the protection of their properties.

6.03        Taxes. Pay and discharge promptly when due all material Taxes, assessments and governmental charges or levies imposed upon it or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise that, if unpaid, might give rise to a Lien upon such properties or any part thereof; provided, however, that such payment and discharge shall not be required with respect to any such Tax, assessment, charge, levy or claim so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings, and Borrower or the affected Subsidiary, as applicable, shall have set aside on its books reserves in accordance with GAAP with respect thereto.

6.04        Reports, Etc. Furnish to the Administrative Agent (which will promptly furnish such information to the Lenders) (a) within 45 days after the end of each fiscal quarter a certificate of a Financial Officer of Borrower certifying that no Event of Default or Default has occurred or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and (b) promptly, from time to time, such information regarding the operations, business affairs and financial condition of Borrower or any of the Subsidiaries, or compliance with the terms of any Loan Document, as in each case the Administrative Agent may reasonably request. The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

6.05        Litigation and Other Notices. Furnish to the Administrative Agent written notice of the following promptly after any Responsible Officer of Borrower obtains actual knowledge thereof:

(a)           any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) proposed to be taken with respect thereto;

(b)           the filing or commencement of, or any written threat or notice of intention of any Person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority or in arbitration, against Borrower or any of the Subsidiaries as to which an adverse determination is reasonably probable and which, if adversely determined, would reasonably be expected to have a Material Adverse Effect;

(c)           any other development specific to Borrower or any of the Subsidiaries that has had, or would reasonably be expected to have, a Material Adverse Effect; and

(d)           any material change in accounting policies or financial reporting practices by Borrower or any of its Subsidiaries.

6.06        Compliance with Laws. Comply with all laws, rules, regulations, orders writs, injunctions and decrees of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

6.07        Maintaining Records; Access to Properties and Inspections. Maintain all financial records in good faith and consistent with past practices and permit any Persons designated by the Agents or, upon the occurrence and during the continuance of an Event of Default, any Lender to visit and inspect the financial records and the properties of Borrower or any of the Subsidiaries at reasonable times, upon reasonable prior notice to Borrower, and as often as reasonably requested and to make extracts from and copies of such financial records, and permit any Persons designated by the Agents or, upon the occurrence and during the continuance of an Event of Default, any Lender upon reasonable prior notice to Borrower to discuss the affairs, finances and condition of Borrower or any of the Subsidiaries with the officers thereof and (subject to a senior officer of the respective company or a parent thereof being present) independent accountants therefor (subject to reasonable requirements of confidentiality, including requirements imposed by law or by contract).

6.08        Use of Proceeds. Use the proceeds of Loans only in compliance with the representation contained in Section 5.20.

6.09        Further Assurances; Additional Mortgages.

(a)           Execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, Mortgages and other documents and recordings of Liens in stock registries), that may be required under any applicable law, or that the Administrative Agent may reasonably request, for the continued validity, perfection and priority of the Liens on the Collateral, all at the expense of the Loan Parties and provide to the Administrative Agent, from time to time upon reasonable request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

(b)           Subject to the terms of this Section 6.09, with respect to any property (other than Real Property) that has an individual fair market value (as determined in good faith by Borrower) of greater than $500,000 and that is acquired after the Closing Date by any Loan Party (in each case other than assets constituting Collateral under a Security Document that become subject to the Lien of such Security Document upon the acquisition thereof), promptly (and in any event within 30 days after the acquisition thereof) (i) execute and deliver to the Administrative Agent and the Collateral Agent such amendments or supplements to the relevant Security Documents or such other documents as the Administrative Agent or the Collateral Agent shall reasonably deem necessary or advisable to grant to the Collateral Agent, for its benefit and for the benefit of the other Secured Parties, a First Priority Lien on such property subject to no Liens other than Liens permitted by Section 7.02, and (ii) take all actions necessary to cause such Lien to be duly perfected to the extent required by such Security Documents in accordance with all applicable law, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent.

(c)           Promptly grant to the Collateral Agent, within 90 days of the acquisition thereof, a security interest in and Mortgage on each Real Property owned in fee by any Loan Party as is acquired by such Loan Party after the Closing Date and that, together with any improvements thereon, individually has a fair market value (as determined in good faith by Borrower) of at least $750,000 as additional security for the Secured Obligations (unless the subject property is already mortgaged to a third party to the extent permitted by Section 7.02). Such Mortgages shall be granted pursuant to documentation substantially in the form of the Mortgages delivered to the Collateral Agent on the Closing Date or in such other form as is reasonably satisfactory in form and substance to the Administrative Agent and the Collateral Agent and shall constitute valid and enforceable perfected First Priority Liens subject to no other Liens except as are permitted by Section 7.02 or other Liens reasonably acceptable to the Collateral Agent. The Mortgages or instruments related thereto shall be duly recorded or filed in such manner and in such places as are required by law to establish and perfect the Liens in favor of the Collateral Agent required to be granted pursuant to the Mortgages and all taxes, fees and other charges payable in connection therewith shall be paid in full.

(d)           With respect to any Person that is or becomes a Subsidiary after the Closing Date, promptly (i) deliver to the Collateral Agent the certificates, if any, representing the Equity Interests of such Subsidiary, together with undated stock powers or other appropriate instruments of transfer executed and delivered in blank by a duly authorized officer of the holder(s) of such Equity Interests, provided that (x) only 65% of the outstanding Equity Interests of any Foreign Subsidiary that is a direct Subsidiary of a Loan Party shall be required to be delivered pursuant to this clause (i) and (y) the Equity Interests of any Subsidiary that is a Subsidiary of a Foreign Subsidiary shall not be required to be delivered pursuant to this clause (i), (ii) cause such new Subsidiary if such Subsidiary is not a Foreign Subsidiary, to execute joinder agreements to the Security Agreement, the Guaranty and the Barrington Guaranty, substantially in the forms annexed thereto and (iii) to take all actions necessary or advisable in the reasonable opinion of the Administrative Agent or the Collateral Agent to cause the Liens created by the Security Agreements in such new Subsidiary Collateral to be duly perfected to the extent required by such agreement in accordance with all applicable law, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent or the Collateral Agent.

(e)           (i) Furnish to the Collateral Agent prompt written notice of any change (A) in any Loan Party’s corporate or organization name, (B) in any Loan Party’s identity or organizational structure or (C) in any Loan Party’s organizational identification number; provided that Borrower shall not effect or permit any such change unless all filings have been made, or will have been made within any statutory period, under the UCC or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral for the benefit of the Secured Parties and (ii) promptly notify the Administrative Agent if any material portion of the Collateral is damaged or destroyed.

(f)            The provisions of this Section 6.09 need not be satisfied with respect to any Equity Interests or assets acquired after the Closing Date in accordance with this Agreement if, and to the extent that, and for so long as (A) doing so would violate applicable law or a contractual obligation binding on such Equity Interests or assets and (B) such law or obligation existed at the time of the acquisition thereof and was not created or made binding on such Equity Interests or assets in contemplation of or in connection with the acquisition of such Subsidiary or assets (except in the case of assets acquired with Indebtedness permitted pursuant to Section 7.01(i) that is secured by a Lien permitted pursuant to Section 7.02(i)).

6.10        [Reserved].

6.11        [Reserved].

6.12        Compliance with Environmental Laws; Environmental Reports.

(a)           Comply, and cause all lessees and other persons occupying Real Property of Borrower and its Subsidiaries to comply, in all material respects with all Environmental Law and

Environmental Permits applicable to its operations and Real Property, obtain and renew all material Environmental Permits applicable to its operations and Real Property, and conduct all Responses required by, and in accordance with, Environmental Law, except where the failure to do any of the above, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; provided that neither Borrower nor any of its Subsidiaries shall be required to undertake any Response to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.

(b)           If a Default caused by reason of a breach of Section 5.09(b) or Section 6.12(a) shall have occurred and be continuing for more than 30 days without Borrower or its Subsidiaries commencing activities reasonably likely to cure such Default in accordance with Environmental Law, at the written request of the Administrative Agent or the Required Lenders through the Administrative Agent, provide to the Lenders within 45 days after such request, at the expense of Borrower, an environmental assessment report regarding the matters which are the subject of such Default, including, where appropriate, soil and/or groundwater sampling, prepared by an environmental consulting firm and, in form and substance reasonably acceptable to the Administrative Agent and indicating the presence or absence of Hazardous Materials and the estimated cost of any compliance or Response to address them.

(c)           Borrower and its Subsidiaries shall not use, store, handle or install nor permit to be used, stored, handled or installed at, in, on or under the Mortgaged Property any Hazardous Materials, other than in compliance with Environmental Law.

ARTICLE VII

NEGATIVE COVENANTS

Borrower covenants and agrees with each Lender that, so long as this Agreement shall remain in effect and until the Commitments have been terminated and any other Obligations hereunder which are accrued and payable are paid or satisfied, unless the Required Lenders shall otherwise consent in writing, Borrower will not, nor will it cause or permit any of the Subsidiaries to:

7.01        Indebtedness. Incur, create, assume or permit to exist any Indebtedness (other than intercompany Indebtedness incurred in the ordinary course of business and consistent with past practices of Borrower and the Subsidiaries), except:

(a)           (i) Indebtedness (other than under letters of credit) existing on the Closing Date and set forth on Schedule 7.01(a) and any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness and (ii) Indebtedness under letters of credit existing on the Closing Date and set forth on Schedule 7.01(b), without giving effect to any extension, renewal or replacement thereof;

(b)           Indebtedness created hereunder and under the other Loan Documents;

(c)           [reserved];

(d)           Indebtedness of Borrower and the Subsidiaries pursuant to Swap Agreements permitted by Section 7.09;

(e)           Indebtedness owed to (including obligations in respect of letters of credit or bank guarantees or similar instruments for the benefit of) any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance to Borrower or any Subsidiary, pursuant to reimbursement or indemnification obligations to such Person; provided that upon the incurrence of Indebtedness with respect to reimbursement obligations regarding workers’ compensation claims, such obligations are reimbursed not later than 30 days following such incurrence;

(f)            Indebtedness of Borrower to any Subsidiary or the Barrington Guarantors and of any Subsidiary to Borrower, the Barrington Guarantors or any other Subsidiary; provided that such Indebtedness (the “Subordinated Intercompany Debt”) shall be subordinated to the Obligations in the manner set forth in Exhibit I (it being agreed that such subordination provisions will not restrict the repayment of any such Subordinated Intercompany Debt other than when an Event of Default exists);

(g)           Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations, in each case provided in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(h)           Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or other cash management services in the ordinary course of business; provided that (x) such Indebtedness (other than credit or purchase cards) is extinguished within three Business Days of its incurrence and (y) such Indebtedness in respect of credit or purchase cards is extinguished within 60 days from its incurrence;

(i)            [reserved];

(j)            Capital Lease Obligations, mortgage financings and purchase money Indebtedness incurred by Borrower or any Subsidiary prior to or within 270 days after the acquisition, lease or improvement of the respective asset permitted under this Agreement in order to finance such acquisition or improvement, and any Permitted Refinancing Indebtedness in respect thereof, in an aggregate principal amount that at the time of, and after giving effect to, the incurrence thereof would not exceed $150,000;

(k)           Indebtedness arising from agreements of Borrower or any Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the Transactions or other acquisitions or dispositions permitted under this Agreement, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition;

(l)            Indebtedness supported by a Letter of Credit, in a principal amount not in excess of the stated amount of such Letter of Credit;

(m)          Indebtedness consisting of (x) the financing of insurance premiums or (y) take or pay or similar obligations contained in supply arrangements, in each case in the ordinary course of business;

(n)           Capital Lease Obligations incurred by Borrower or any Subsidiary in respect of any Sale and Lease-Back Transaction that is permitted under Section 7.03;

(o)           [reserved];

(p)           cash management obligations and Indebtedness incurred by Borrower or any Subsidiary Guarantor in respect of netting services, overdraft protections and similar arrangements in each case in connection with cash management and deposit accounts;

(q)           [reserved];

(r)            Indebtedness incurred by Borrower or any Subsidiary Guarantor representing deferred compensation to employees of Borrower or any Subsidiary Guarantor incurred in the ordinary course of business;

(s)           guarantees (i) by Borrower or any Subsidiary Guarantor of any other Indebtedness of Borrower or any Subsidiary Guarantor expressly permitted to be incurred under this Agreement and (ii) by Borrower of Indebtedness of Subsidiaries incurred for working capital purposes in the ordinary course of business on ordinary business terms so long as such Indebtedness is permitted to be incurred under Section 7.01(a); provided that guarantees by Borrower or any Subsidiary Guarantor under this Section 7.01(s) of any other Indebtedness of a Person that is subordinated to other Indebtedness of such Person shall be expressly subordinated to the Obligations to at least the same extent as the Indebtedness being guaranteed; and

(t)            all premium (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described above.

7.02        Liens. Create, incur, assume or permit to exist any Lien on any property or assets (including stock or other securities of any Person, including any Subsidiary) at the time owned by it or on any income or revenues or rights in respect of any thereof, except:

(a)           Liens on property or assets of Borrower and the Subsidiaries existing on the Closing Date and set forth on Schedule 7.02; provided that such Liens shall secure only those obligations that they secure on the Closing Date (and extensions, renewals and refinancings of such obligations permitted by Section 7.01(a)) and shall not subsequently apply to any other property or assets of Borrower or any of the Subsidiaries;

(b)           any Lien created under the Loan Documents or permitted in respect of any Mortgaged Property by the terms of the applicable Mortgage;

(c)           [reserved];

(d)           Liens for Taxes, assessments or other governmental charges or levies not yet delinquent or that are being contested in compliance with Section 6.03;

(e)           landlord’s, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, construction or other like Liens arising in the ordinary course of business and securing obligations that are not overdue by more than 45 days or that are being contested in good faith by appropriate proceedings and in respect of which, if applicable, Borrower or any Subsidiary shall have set aside on its books reserves in accordance with GAAP;

(f)            (i) pledges and deposits made in the ordinary course of business in compliance with the Federal Employers Liability Act or any other workers’ compensation, unemployment insurance and other social security laws or regulations and deposits securing liability to insurance carriers under insurance or self-insurance arrangements in respect of such obligations and (ii) pledges and deposits securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to Borrower or any Subsidiary;

(g)           pledges and deposits to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capital Lease Obligations), statutory obligations, surety and appeal bonds, performance and return of money bonds, bids, leases, government contracts, trade contracts, and other obligations of a like nature incurred in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(h)           zoning restrictions, easements, leases (other than Capital Lease Obligations), licenses, special assessments, rights-of-way, restrictions on use of real property and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, do not interfere in any material respect with the ordinary conduct of the business of Borrower or any Subsidiary;

(i)            security interests upon assets subject to Capital Lease Obligations permitted hereunder and purchase money security interests in equipment or other property or improvements thereto hereafter acquired (or, in the case of improvements, constructed) by Borrower or any Subsidiary (including the interests of vendors and lessors under conditional sale and title retention agreements); provided that (i) such security interests secure Indebtedness permitted by Section 7.01(j) (including any Permitted Refinancing Indebtedness in respect thereof), (ii) such security interests are incurred, and the Indebtedness secured thereby is created, within 270 days after such acquisition (or construction), (iii) the Indebtedness secured thereby does not exceed 100% of the cost of such equipment or other property or improvements at the time of such acquisition (or construction), including transaction costs incurred by Borrower or any Subsidiary in connection with such acquisition (or construction) and (iv) such security interests do not apply to any other property or assets of Borrower or any Subsidiary (other than to accessions to such equipment or other property or improvements); provided, further, that individual financings of equipment provided by a single lender may be cross-collateralized to other financings of equipment provided solely by such lender or any of its Affiliates;

(j)            Liens securing judgments that do not constitute an Event of Default under Section 8.01(h);

(k)           Liens arising out of capitalized lease transactions permitted under Section 7.03, so long as such Liens attach only to the property sold and being leased in such transaction and any accessions thereto or proceeds thereof and related property;

(l)            Liens disclosed by the title insurance policies (if any) delivered pursuant to Section 6.09 and any replacement, extension or renewal of any such Lien; provided that such replacement, extension or renewal Lien shall not cover any property other than the property that was subject to such Lien prior to such replacement, extension or renewal; provided, further, that the Indebtedness and other obligations secured by such replacement, extension or renewal Lien are not prohibited by this Agreement;

(m)          any interest, title, indebtedness or other encumbrances of a lessor on its fee interest or its landlord’s interest under any leases or subleases entered into by Borrower or any Subsidiary, as tenant, in the ordinary course of business;

(n)           Liens that are contractual rights of setoff (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of Borrower or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Borrower and the Subsidiaries, (iii) relating to purchase orders and other agreements entered into with customers of Borrower or any Subsidiary in the ordinary course of business or (iv) arising under or pursuant to general banking conditions;

(o)           Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of setoff or similar rights;

(p)           licenses of intellectual property granted in the ordinary course of business and in a manner consistent with past practice;

(q)           Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(r)            Liens upon specific items of inventory or other goods and proceeds of Borrower or any of the Subsidiaries securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(s)           Liens solely on any cash earnest money deposits made by Borrower or any of the Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(t)            other Liens with respect to property or assets of Borrower or any Subsidiary with an aggregate fair market value (valued at the time of the creation thereof) of not more than $100,000 at any time; and

(u)           the filing of UCC financing statements solely as a precautionary measure in connection with operating leases.

Notwithstanding the foregoing, no Liens shall be permitted to exist, directly or indirectly, on Securities Collateral, other than Liens in favor of the Collateral Agent and Liens permitted by Section 7.02(b), (e), (f) or (o).

7.03        Sale and Lease-Back Transactions. Enter into any arrangement, directly or indirectly, with any Person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred (a “Sale and Lease-Back Transaction”).

7.04        Investments, Loans and Advances. Purchase, hold or acquire (including pursuant to any merger with a Person that is not a Wholly Owned Subsidiary immediately prior to such merger) any Equity Interests, evidences of Indebtedness or other securities of, make or permit to exist any loans or advances (other than intercompany investments, loans or advances incurred in the ordinary course of business and consistent with past practices of Borrower and the Subsidiaries) to or guarantees of the obligations of, or make or permit to exist any investment in (each, an “Investment”), any other Person, except:

(a)           guarantees by Borrower or any Subsidiary of operating leases (other than Capital Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case entered into by Borrower or any Subsidiary in the ordinary course of business;

(b)           (i) Investments by Borrower or any Subsidiary in the Equity Interests, evidence of Indebtedness or other securities of Borrower or any Subsidiary; (ii) intercompany loans from Borrower or any Subsidiary to Borrower or any Subsidiary; and (iii) guarantees by Borrower or any Subsidiary of Indebtedness otherwise expressly permitted hereunder of Borrower or any Subsidiary;

(c)           Permitted Investments and investments that were Permitted Investments when made;

(d)           Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with or judgments against, customers and suppliers, in each case in the ordinary course of business;

(e)           Investments of a Subsidiary acquired after the Closing Date or of a corporation merged into Borrower or merged into or consolidated with a Subsidiary in accordance with Section 7.05 after the Closing Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(f)            Investments arising out of the receipt by Borrower or any Subsidiary of noncash consideration for the sale of assets permitted under Section 7.05;

(g)           [reserved];

(h)           accounts receivable arising and trade credit granted in the ordinary course of business and any securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss and any prepayments and other credits to suppliers made in the ordinary course of business;

(i)            Swap Agreements permitted pursuant to Section 7.09;

(j)            Investments existing on the Closing Date and Investments made pursuant to binding commitments in effect on the Closing Date, in each case to the extent set forth on Schedule 7.04 together with any modification, replacement, renewal, reinvestment or extension thereof;

(k)           Investments resulting from pledges and deposits referred to in Sections 7.02(g) and (h);

(l)            the Transactions; and

(m)          other Investments by Borrower or any Subsidiary in an aggregate amount (valued at the time of the making thereof, and without giving effect to any write-downs or write-offs thereof) not to exceed $100,000.

7.05        Mergers, Consolidations, Sales of Assets and Acquisitions. Merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or any part of its assets (whether now owned or hereafter acquired), or issue, sell, transfer or otherwise dispose of any Equity Interests of Borrower or any Subsidiary or preferred Equity Interests of Borrower, or purchase, lease or otherwise acquire (in one transaction or a series of transactions) all or any substantial part of the assets of any other Person, except that this Section shall not prohibit:

(a)           (i) the purchase and sale of inventory in the ordinary course of business by Borrower or any Subsidiary, (ii) the acquisition of any other asset in the ordinary course of business by Borrower or any Subsidiary, (iii) the sale, transfer, lease or other disposition of surplus, obsolete or worn out equipment or other property in the ordinary course of business by Borrower or any Subsidiary, (iv) leases and subleases (including, but not limited to, tower site ground leases and tower space leases) in the ordinary course of business by Borrower or any Subsidiary or (v) the sale of Permitted Investments in the ordinary course of business;

(b)           if at the time hereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing, the merger of any Subsidiary of Borrower into Borrower in a transaction in which Borrower is the surviving corporation;

(c)           sales, transfers, leases, issuances or other dispositions to Borrower or a Subsidiary (upon voluntary liquidation or otherwise);

(d)           Investments permitted by Section 7.04, Liens permitted by Section 7.02 and dividends and distributions permitted by Section 7.06;

(e)           the sale of defaulted receivables in the ordinary course of business and not as part of an accounts receivables financing transaction;

(f)            [reserved];

(g)           the Transactions;

(h)           (A) licensing and cross-licensing arrangements involving any technology or other intellectual property of Borrower or any Subsidiary in the ordinary course of business and (B) the abandonment or other disposition of any intellectual property that is no longer economically practicable to maintain or useful in the conduct of the business of Borrower or any of the Subsidiaries;

(i)            sales, leases or other dispositions of inventory of Borrower and the Subsidiaries determined in good faith by the management of Borrower or Borrower to be no longer useful or necessary in the operation of the business of Borrower or any of the Subsidiaries; provided that the Net Proceeds thereof are applied in accordance with Section 2.03(b);

(j)            Sale and Lease-Back Transactions permitted by Section 7.03; and

(k)           voluntary terminations of Swap Contracts.

Notwithstanding anything to the contrary contained in Section 7.05 above, (i) no sale, transfer, lease, issuance or other disposition shall be permitted by this Section 7.05 (other than sales, transfers, leases, issuances or other dispositions to Borrower or its Subsidiaries pursuant to paragraph (c) hereof) unless such disposition is for fair market value and (ii) no sale, transfer or other disposition of assets shall be permitted by paragraph (a) or (i) of this Section 7.05 unless such disposition is for at least 75% cash consideration or at least 75% of the consideration therefor constitutes assets used or useful in, or a controlling interest in a Person operating, a business or business activity permitted by Section 7.07; provided that for purposes of clause (ii), the amount of any secured Indebtedness or other Indebtedness of Borrower or any Subsidiary of Borrower that is assumed by the transferee of any such assets shall be deemed cash.

7.06        Dividends and Distributions. Declare or pay, directly or indirectly, any dividend or make any other distribution (by reduction of capital or otherwise), whether in cash, property, securities or a combination thereof, with respect to any of its Equity Interests (other than dividends and distributions on Equity Interests payable solely by the issuance of additional shares of Equity Interests of the Person paying such dividends or distributions) or directly or indirectly redeem, purchase, retire or otherwise acquire for value (or permit any Subsidiary to purchase or acquire) any shares of any class of its Equity Interests or set aside any amount for any such purpose; provided, however, that:

(a)           any Subsidiary of Borrower may declare and pay dividends to, repurchase its Equity Interests from or make other distributions to Borrower or to any Wholly

Owned Subsidiary of Borrower (or, in the case of non-Wholly Owned Subsidiaries, to Borrower or any Subsidiary that is a direct or indirect parent of such Subsidiary and to each other owner of Equity Interests of such Subsidiary on a pro rata basis (or more favorable basis from the perspective of Borrower or such Subsidiary) based on their relative ownership interests);

(b)           Borrower may declare and pay dividends or make other distributions to any Parent Company in respect of (i) overhead liabilities of such Parent Company, legal, accounting and other professional fees and expenses, (ii) reasonable fees and expenses related to any offering, financing, investment, disposition or acquisition permitted hereunder (whether or not successful) in connection with the business of Borrower or any Subsidiary and (iii) other fees and expenses in connection with the maintenance of the existence and ownership of such Parent Company; provided that the aggregate amount of dividends and other distributions made pursuant to this paragraph (b) shall not exceed $100,000 annually;

(c)           [reserved];

(d)           the foregoing shall not prohibit noncash repurchases of Equity Interests deemed to occur upon exercise of stock options if such Equity Interests represent a portion of the exercise price of such options;

(e)           (i) with respect to each tax year (or portion thereof) that Borrower qualifies as a Flow Through Entity, the distribution by Borrower to the holders of the Equity Interests of Borrower of an amount equal to the product of (A) the amount of aggregate net taxable income allocated by Borrower to the direct holders of the Equity Interests of Borrower for such period and (B) the Presumed Tax Rate for such period shall be permitted and (ii) with respect to any tax year (or portion thereof) that Borrower does not qualify as a Flow Through Entity and is part of a group filing consolidated or combined federal, state or local income tax returns of which a direct or indirect parent of Borrower is the common parent, the payment of dividends or other distributions to any direct or indirect holders of Equity Interests of Borrower in amounts required for such holder to pay consolidated, combined or similar federal, state or local income taxes (as the case may be) imposed directly on such holder to the extent such income taxes are attributable to the income of Borrower and the Subsidiaries shall be permitted; provided, however, that in each case the amount of such payments in respect of any tax year does not exceed the amount that Borrower and the Subsidiaries would have been required to pay in respect of federal, state or local income taxes (as the case may be) in respect of such year if Borrower and the Subsidiaries paid such taxes directly as a stand-alone taxpayer (or stand-alone group) less any such taxes payable directly by Borrower or the Subsidiaries; and

(f)            Borrower may declare and pay dividends or make other distributions to holders of its Equity Interests; provided that (i) no Default or Event of Default exists at the time of any such dividend or distribution or would exist immediately after giving effect thereto and (ii) the aggregate amount of dividends and other distributions made pursuant to this paragraph (f) after the Closing Date shall not exceed $5.0 million.

7.07        Business of Borrower and the Subsidiaries. Notwithstanding any of the provisions hereof, Borrower will not, and will not permit any of the Subsidiaries to, engage at any time in any business or business activity other than:

(a)           in the case of Borrower and any Subsidiary, (i) any business or business activity conducted by it on the Closing Date and any business or business activities incidental or related thereto, or any business or activity that is reasonably similar thereto or a reasonable extension, development or expansion thereof or ancillary thereto, including the consummation of the Transactions and (ii) performance of its obligations under and in connection with the Loan Documents;

(b)           [reserved]; or

(c)           in the case of each License Subsidiary, engage in holding licenses issued to it by the FCC and entering into arrangements with Borrower or other Subsidiaries to manage and operate the Stations authorized by such licenses under its direction and control, in each case to the maximum extent permitted by applicable law.

7.08        Limitation on Modifications, Prepayments and Certain Interest Payments.

(a)           Amend or modify in any manner materially adverse to the Lenders, or grant any waiver or release under or terminate in any manner (if such granting or termination shall be materially adverse to the Lenders), the articles or certificate of incorporation or by-laws or partnership agreement or limited liability company operating agreement of Borrower or any of the Subsidiaries.

(b)           (i) Make any voluntary or optional payment or prepayment on or redemption or acquisition for value of, or any prepayment or redemption as a result of any asset sale, change of control or similar event of, any Subordinated Indebtedness, except as otherwise permitted by this Agreement or (ii) amend or modify, or permit the amendment or modification of, the SagamoreHill Time Brokerage Agreement, other than amendments or modifications that are not in any matter materially adverse to the Lenders.

(c)           Permit any Subsidiary to enter into any agreement or instrument that by its terms restricts (i) the payment of dividends or distributions or the making of cash advances by such Subsidiary to Borrower or any Subsidiary that is a direct or indirect parent of such Subsidiary or (ii) the granting of Liens by such Subsidiary pursuant to the Security Documents, in each case other than those arising under any Loan Document, except, in each case, restrictions existing by reason of:

(A)          restrictions imposed by applicable law;

(B)           contractual encumbrances and restrictions in any agreements related to any permitted renewal, extension or refinancing of any Indebtedness existing on the Closing Date that does not expand the scope of any such encumbrance or restriction;

(C)           any restriction on a Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Equity Interests or assets of a Subsidiary pending the closing of such sale or disposition;

(D)          customary provisions in joint venture agreements and other similar agreements applicable to joint ventures entered into in the ordinary course of business;

(E)           any restrictions imposed by any agreement relating to secured Indebtedness permitted by this Agreement to the extent that such restrictions apply only to the property or assets securing such Indebtedness;

(F)           customary provisions contained in leases or licenses of intellectual property and other similar agreements entered into in the ordinary course of business;

(G)           customary provisions restricting subletting or assignment of any lease governing a leasehold interest;

(H)          customary provisions restricting assignment of any agreement entered into in the ordinary course of business;

(I)            customary restrictions and conditions contained in any agreement relating to the sale of any asset permitted under Section 7.05 pending the consummation of such sale; or

(J)            any agreement in effect at the time such subsidiary becomes a Subsidiary, so long as such agreement was not entered into in contemplation of such Person becoming a Subsidiary.

7.09        Swap Agreements. Enter into any Swap Agreement, other than (a) Swap Agreements entered into in the ordinary course of business to hedge or mitigate risks to which Borrower or any Subsidiary is exposed in the conduct of its business or the management of its liabilities and (b) Swap Agreements entered into not for speculative purposes but in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest bearing liability or investment of Borrower or any Subsidiary.

7.10        Anti-Terrorism Law; Anti-Money Laundering.

(a)           Directly or indirectly, (i) knowingly conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any Person described in Section 5.21, (ii) knowingly deal in, or otherwise knowingly engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or any other Anti-Terrorism Law, or (iii) knowingly engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law (and Borrower and the Subsidiaries shall deliver to the Lenders any certification or other evidence requested from time to time by any Lender in its reasonable discretion, confirming Borrower and the Subsidiaries’ compliance with this Section 7.10).

(b)           Knowingly cause or permit any of the funds of Borrower or any of its Subsidiaries that are used to repay the Loans to be derived from any unlawful activity with the result that the making of the Loans would be in violation of any applicable law.

7.11        Embargoed Person. Knowingly cause or permit (a) any of the funds or properties of Borrower or any of its Subsidiaries that are used to repay the Loans to constitute property of, or be beneficially owned directly or indirectly by, any Person subject to sanctions or trade restrictions under United States law (“Embargoed Person” or “Embargoed Persons”) that is identified on (1) the “List of Specially Designated Nationals and Blocked Persons” maintained by OFAC and/or on any other similar list maintained by OFAC pursuant to any authorizing statute including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Order or applicable Law promulgated thereunder, with the result that the investment in Borrower or any of its Subsidiaries (whether directly or indirectly) is prohibited by applicable Law, or the Loans made by the Lenders would be in violation of applicable Law, or (2) the Executive Order, any related enabling legislation or any other similar Executive Orders or (b) any Embargoed Person to have any direct or indirect interest, of any nature whatsoever in Borrower or any of its Subsidiaries, with the result that the investment in Borrower or any of its Subsidiaries (whether directly or indirectly) is prohibited by applicable Law or the Loans are in violation of applicable Law.

7.12        No Further Negative Pledge. Enter into any agreement, instrument, deed or lease which prohibits or limits the ability of Borrower or any Subsidiary to create, incur, assume or suffer to exist any Lien upon any of their respective properties or revenues, whether now owned or hereafter acquired, or which requires the grant of any security for an obligation if security is granted for another obligation, except the following: (1) this Agreement and the other Loan Documents; (2) covenants in documents creating Liens permitted by Section 7.02 prohibiting further Liens on the properties encumbered thereby; (3) any other agreement that does not restrict in any manner (directly or indirectly) Liens created pursuant to the Loan Documents on any Collateral securing the Obligations and does not require the direct or indirect granting of any Lien securing any Indebtedness or other obligation by virtue of the granting of Liens on or pledge of property of any Loan Party to secure the Obligations; and (4) any prohibition or limitation that (a) exists pursuant to applicable requirements of any Governmental Authority, including any and all laws, judgments, orders, decrees, ordinances, rules, regulations, statues or case law, (b) consists of customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 7.05 pending the consummation of such sale, (c) restricts subletting or assignment of any lease governing a leasehold interest of Borrower or a Subsidiary, (d) exists in any agreement in effect at the time such Subsidiary becomes a Subsidiary of Borrower, so long as such agreement was not entered into in contemplation of such Person becoming a Subsidiary or (e) is imposed by any amendments or refinancings that are otherwise permitted by the Loan Documents of the contracts, instruments or obligations referred to in clause (3) or (4)(d); provided that such amendments and refinancings are no more materially restrictive with respect to such prohibitions and limitations than those prior to such amendment or refinancing.

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

8.01        Events of Default. In case of the happening of any of the following events (“Events of Default”):

(a)           any representation or warranty made or deemed made by Borrower or any other Loan Party in any Loan Document, or any representation, warranty or material statement contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished by Borrower or any other Loan Party;

(b)           (i) default shall be made in the payment of any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise or (ii) default shall be made in the payment of any interest on any Loan due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of three Business Days;

(c)           default shall be made in the due observance or performance by Borrower or any of the Subsidiaries of any covenant, condition or agreement contained in Section 6.01(a) (with respect to Borrower), 6.06 (and such default shall continue unremedied for a period of 10 Business Days), 6.09(d) or in Article VII;

(d)           default shall be made in the due observance or performance by Borrower or any of the Subsidiaries of any covenant, condition or agreement contained in any Loan Document (other than those specified in paragraphs (b) and (c) above) and such default shall continue unremedied for a period of 30 days after written notice thereof from the Administrative Agent to Borrower;

(e)           (i) any event or condition occurs that (A) results in any Material Indebtedness becoming due prior to its scheduled maturity or (B) enables or permits (with all applicable grace periods having expired) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity or (ii) Borrower or any of the Subsidiaries shall fail to pay the principal of any Material Indebtedness at the stated final maturity thereof; provided that this paragraph (e) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness;

(f)            [reserved];

(g)           (i) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (A) relief in respect of Borrower or any of the Subsidiaries, or of a substantial part of the property or assets of Borrower or any Subsidiary, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (B) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Borrower or any of the Subsidiaries or for a substantial part of the property or assets of Borrower or any of the Subsidiaries or (C) the winding-up or liquidation of Borrower or any Subsidiary (except, in the case of any Subsidiary, in a transaction permitted by Section 7.05); and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered; or (ii) Borrower or any Subsidiary shall (A) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (B) seek, or consent to, the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in clause (i) above, (C) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Borrower or any of the Subsidiaries or for a substantial part of the property or assets of Borrower or any Subsidiary, (D) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (E) make a general assignment for the benefit of creditors or (F) become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(h)           the failure by Borrower or any Subsidiary to pay one or more final judgments (not covered by insurance) aggregating in excess of $250,000, which judgments are not discharged or effectively waived or stayed for a period of 30 consecutive days, or any action shall be legally taken by a judgment creditor to levy upon any material assets or properties of Borrower or any Subsidiary to enforce any such judgment;

(i)            [reserved];

(j)            (i) any Loan Document shall for any reason be asserted in writing by Borrower or any Subsidiary not to be a legal, valid and binding obligation of any party thereto, (ii) any security interest purported to be created by any Security Document and to extend to assets that are not immaterial to Borrower and the Subsidiaries on a consolidated basis shall cease to be, or shall be asserted in writing by Borrower or any other Loan Party not to be, a valid and perfected security interest (having the priority required by this Agreement or the relevant Security Document) in the securities, assets or properties covered thereby, except to the extent that any such loss of perfection or priority results from the failure of the Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Security Documents or to file Uniform Commercial Code continuation statements and except to the extent that such loss is covered by a lender’s title insurance policy and the Administrative Agent shall be reasonably satisfied with the credit of such insurer or (iii) the Guaranty pursuant to the Security Documents by Borrower or the Guarantors of any of the Obligations shall cease to be in full force and effect (other than in accordance with the terms thereof), or shall be asserted in writing by Borrower or any Guarantor not to be in effect or not to be legal, valid and binding obligations for any reason other than satisfaction in full of all Obligations;

(k)           the occurrence and continuance of an “Event of Default” as defined in the Barrington Credit Facility; or

(l)            termination of the SagamoreHill Time Brokerage Agreement;

then, in every such event (other than an event with respect to Borrower described in paragraph (g) above or an event with respect to Borrower described in Section 8.01(g) of the Barrington Credit Facility), and at any time thereafter during the continuance of such event, the Administrative Agent, at the request of the Required Lenders, shall, by notice to Borrower, take any or all of the following actions, at the same or different times: (i) terminate forthwith the Commitments, (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all other liabilities of Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding and (iii) subject to Section 10.17, exercise, or direct the Collateral Agent to exercise, any or all rights and remedies under the Loan Documents; and in any event with respect to Borrower described in paragraph (g) above, the Commitments shall automatically terminate, the principal of the Loans then outstanding, together with accrued interest thereon and all other liabilities of Borrower accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding.

Without limiting the generality of the foregoing or limiting in any way the rights of the Lenders and the Agents under the Security Documents or otherwise under applicable law, and to the extent permitted by the FCC, at any time after the occurrence, and during the continuance, of an Event of Default and a declaration pursuant to clause (ii) of the immediately preceding paragraph, the Administrative Agent, at the direction of the Required Lenders, shall be entitled to apply for and have a receiver or receiver and manager appointed under state or federal law by a court of competent jurisdiction in any action taken by the Agents or the Lenders to enforce their rights and remedies hereunder and under the Loan Documents in order to manage, protect, preserve, sell and otherwise dispose of all or any portion of the Collateral and continue the operation of the business of the Loan Parties, or any of them, and to collect all revenues and profits thereof and apply the same to the payment of all expenses and other charges of such receivership, including the compensation of the receiver, and to the payment of the Obligations until a sale or other disposition of such Collateral shall be finally made and consummated. EACH LOAN PARTY HEREBY IRREVOCABLY CONSENTS TO AND WAIVES ANY RIGHT TO OBJECT TO OR OTHERWISE CONTEST THE APPOINTMENT OF A RECEIVER AFTER THE OCCURRENCE OF AN EVENT OF DEFAULT (AFTER THE EXPIRATION OF ANY APPLICABLE GRACE PERIOD) AND ACCELERATION OF THE OBLIGATIONS, AS PROVIDED ABOVE. EACH LOAN PARTY GRANTS SUCH WAIVER AND CONSENT KNOWINGLY AFTER HAVING DISCUSSED THE IMPLICATIONS

THEREOF WITH COUNSEL, ACKNOWLEDGES THAT THE UNCONTESTED RIGHT TO HAVE A RECEIVER APPOINTED FOR THE FOREGOING PURPOSES IS CONSIDERED ESSENTIAL BY THE REQUIRED LENDERS IN CONNECTION WITH THE ENFORCEMENT OF THEIR RIGHTS AND REMEDIES HEREUNDER AND UNDER THE SECURITY DOCUMENTS AND OTHER LOAN DOCUMENTS, AND THE AVAILABILITY OF SUCH APPOINTMENT AS A REMEDY UNDER THE FOREGOING CIRCUMSTANCES WAS A MATERIAL FACTOR IN INDUCING THE LENDERS TO MAKE (AND COMMIT TO MAKE) THE LOANS TO BORROWER, AND AGREES TO ENTER INTO ANY AND ALL STIPULATIONS IN ANY LEGAL ACTIONS, OR AGREEMENTS OR OTHER INSTRUMENTS IN CONNECTION WITH THE FOREGOING AND TO COOPERATE FULLY WITH THE ADMINISTRATIVE AGENT AND THE LENDERS IN CONNECTION WITH THE ASSUMPTION AND EXERCISE OF CONTROL BY THE RECEIVER OVER ALL OR ANY PORTION OF THE COLLATERAL AND PROPERTY OF THE LOAN PARTIES. NO RIGHT CONFERRED UPON THE LENDERS OR THE ADMINISTRATIVE AGENT HEREBY OR BY ANY LOAN DOCUMENT SHALL BE EXCLUSIVE OF ANY OTHER RIGHT REFERRED TO HEREIN OR THEREIN OR NOW OR HEREAFTER AVAILABLE AT LAW, IN EQUITY, BY STATUTE OR OTHERWISE.

8.02        Application of Funds. After the exercise of remedies provided for in Section 8.01 (or after the Loans have automatically become immediately due and payable as set forth in Section 8.01), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

(a)           First, to payment of that portion of the Secured Obligations constituting fees, indemnities, expenses and other amounts (including documented fees, charges and out-of pocket disbursements of one lead counsel plus one local counsel in each jurisdiction in which a Loan Party is organized plus one regulatory counsel with respect to any regulatory matter to the Administrative Agent payable in accordance with the Loan Documents and amounts payable under Article III) payable to the Administrative Agent and the Collateral Agent in their capacities as such;

(b)           Second, to payment of that portion of the Secured Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including documented fees, charges and out-of pocket disbursements of one lead counsel plus one local counsel in each jurisdiction in which a Loan Party is organized plus one regulatory counsel with respect to any regulatory matter to the respective Lenders payable in accordance with the Loan Documents and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause (b) payable to them;

(c)           Third, to payment of that portion of the Secured Obligations constituting accrued and unpaid interest on the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause (c) payable to them;

(d)           Fourth, (i) to payment of that portion of the Secured Obligations constituting unpaid principal of the Loans and (ii) to payment of breakage, termination or other amounts owing in respect of any Swap Agreement between Borrower or any of its Subsidiaries and any Secured Party, to the extent such Swap Agreement is permitted hereunder, ratably among the Secured Parties in proportion to the respective amounts described in this clause (d) held by them;

(e)           Fifth, to payment of amounts due under any Treasury Management Agreement between Borrower or any of its Subsidiaries and any Secured Party;

(f)            Sixth, to the payment of all other Obligations of Borrower or any of its Subsidiaries that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date; and

(g)           Last, the balance, if any, after all of the Secured Obligations have been indefeasibly paid in full, to Borrower or as otherwise required by Law.

ARTICLE IX

ADMINISTRATIVE AGENT AND COLLATERAL AGENT

9.01        Appointment and Authority. Each of the Lenders hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent and Collateral Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent and Collateral Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent and Collateral Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article (other than Borrower’s consent right solely with respect to the appointment of a successor Agent under Section 9.06) are solely for the benefit of the Administrative Agent, the Collateral Agent and the Lenders, and no Loan Party shall have rights as a third party beneficiary of any of such provisions.

9.02        Rights as a Lender. The Person serving as the Administrative Agent and Collateral Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and Collateral Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent and Collateral Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent and Collateral Agent hereunder and without any duty to account therefor to the Lenders.

9.03        Exculpatory Provisions. No Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Agents:

(a)           shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)           shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that such Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable law; and

(c)           shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Borrower or any of their Affiliates that is communicated to or obtained by the Person serving as an Agent or any of its Affiliates in any capacity.

No Agent shall be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.01) or (ii) in the absence of its own gross negligence or willful misconduct. No Agent shall be deemed to have knowledge of any Default unless and until notice describing such Default is given to such Agent by Borrower or a Lender.

No Agent shall be responsible to the Lenders or any of their respective Related Parties for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Agent.

9.04        Reliance by Agents. Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, each Agent may presume that such condition is satisfactory to such Lender unless such Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. Each Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other experts selected by it, and shall not be liable to the Lenders or any of their respective

Related Parties for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05        Delegation of Duties. Each Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent in its reasonable judgment. The Administrative Agent and any such sub-agent may perform any and all of their duties and exercise their rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Agents.

9.06        Resignation of Agent. Each Agent may resign at any time upon written notice 30 Business Days prior to such resignation to the Lenders and Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States; provided that Borrower must consent to the appointment of any such successor Agent at all times other than during the existence of an Event of Default (which consent shall not be unreasonably withheld). If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders, appoint a successor Agent meeting the qualifications set forth above in consultation with Borrower. Upon the execution and filing or recording of such financing statements, or amendments thereto, and such amendments or supplements to the Mortgages, and such other instruments or notices, as may be necessary, or as the Required Lenders may reasonably request, in order to continue the perfection of the Liens granted or purported to be granted by the Security Documents, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 9.06). The fees payable by Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor. After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Agent.

9.07        Non-Reliance on Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08        No Other Duties, Etc.Anything herein to the contrary notwithstanding, none of the Administrative Agent, Collateral Agent and Arrangers listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as an Agent or a Lender hereunder.

9.09        Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, any Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether such Agent shall have made any demand on any Loan Party) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a)           to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Secured Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 10.04) allowed in such judicial proceeding; and

(b)           to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

9.10        Collateral and Guaranty Matters. The Lenders irrevocably authorize each of the Administrative Agent and Collateral Agent, at its option and in its discretion,

(a)           to release any Lien on any property granted to or held by the Collateral Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Secured Obligations (other than contingent indemnification obligations), (ii) that is sold or to be sold or otherwise disposed of as part of or in connection with any sale or disposition permitted hereunder or under any other Loan Document, (iii) subject to Section 10.01, if approved, authorized or ratified in writing by the Required

Lenders, or (iv) owned by a Guarantor upon release of such Guarantor from its obligations under its Guaranty pursuant to clause (c) below;

(b)           to subordinate any Lien on any property granted to or held by the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(j); and

(c)           to release any Subsidiary Guarantor from its obligations under any Loan Document to which it is a party if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder; provided that no such release shall occur if such Subsidiary Guarantor continues to be a guarantor in respect of any other Indebtedness of Borrower unless and until such Subsidiary Guarantor is (or is being simultaneously) released from its guaranty with respect to such other Indebtedness.

Upon request by the Administrative Agent or Collateral Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s or Collateral Agent’s, as the case may be, authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under any Loan Document to which it is a party pursuant to this Section 9.10. In each case as specified in this Section 9.10, the Administrative Agent will, at Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents, or to release such Guarantor from its obligations under the Loan Documents, in each case in accordance with the terms of the Loan Documents and this Section 9.10.

ARTICLE X

MISCELLANEOUS

10.01      Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no such amendment, waiver or consent shall:

(a)           extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.01) without the written consent of such Lender (it being understood that no amendment, modification, termination, waiver or consent with respect to any condition precedent, covenant, Default, Event of Default, mandatory prepayment or mandatory reduction in the Commitments shall constitute an extension or increase in the Commitment of any Lender);

(b)           postpone any date scheduled for payment of principal or interest or fees (it being understood that the waiver of any mandatory prepayment of the Loans shall not constitute a postponement of any date scheduled for the payment of principal or interest) in any case, without the written consent of each Lender affected thereby;

(c)           reduce the principal of, or the rate of interest specified herein on, any Loan, or any fees or other amounts payable hereunder or under any other Loan Document or change the form or currency of payment without the written consent of each Lender affected thereby (it being understood that any amendment, modification or waiver to the financial definitions in this Agreement shall not constitute a reduction in the rate of interest for purposes of this clause (c)); provided, however, that only the consent of the Required Lenders shall be necessary to amend Section 2.06(b) or to waive any obligation of Borrower to pay interest at the rates set forth therein;

(d)           change Section 2.10 or Section 8.02 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender affected thereby;

(e)           change any provision of this Section 10.01 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

(f)            other than in a transaction not prohibited by Section 7.05, release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender;

(g)           increase the maximum duration of Interest Periods hereunder, without the written consent of each Lender affected thereby; or

(h)           except as otherwise provided in Section 9.10, release any Guarantor from the Guaranty without the written consent of each Lender;

provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by any Agent in addition to the Lenders required above, affect the rights or duties of such Agent under this Agreement or any other Loan Document; and (ii) Section 10.06(g) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification.

Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender (it being understood that any Commitments or Loans held or deemed held by any Defaulting Lender shall be excluded from a vote of the Lenders hereunder requiring any consent of the Lenders).

If, in connection with any proposed change, waiver, discharge or termination of the provisions of this Agreement as contemplated by this Section 10.01, the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then Borrower shall have the right to replace all non-consenting Lenders required to obtain such consent with one or more Eligible Assignees in accordance with Section 10.13, so long as at the time of such replacement each such new Lender consents to the proposed change, waiver, discharge or termination.

Notwithstanding anything to the contrary, without the consent of any other Person, the applicable Loan Party or Parties and the Administrative Agent and/or Collateral Agent may (in its or their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable law.

Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and Borrower (a) to increase the aggregate Commitments of the Lenders, (b) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Loans and the accrued interest and fees in respect thereof and (c) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, Borrower and the Lenders providing the relevant Replacement Loans (as defined below) to permit the refinancing of all outstanding Loans (“Refinanced Loans”) with a replacement tranche hereunder (“Replacement Loans”), but only if (a) the aggregate principal amount of the Replacement Loans does not exceed the aggregate principal amount of the Refinanced Loans, (b) the Applicable Rate for the Replacement Loans is not higher than the Applicable Rate for the Refinanced Loans, (c) the weighted average life to maturity of the Replacement Loans is not shorter than the weighted average life to maturity of such Refinanced Loans at the time of the refinancing and (d) all other terms applicable to such Replacement Loans are substantially similar to, or less favorable to the Lenders providing such Replacement Loans than, those applicable to such Refinanced Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of the Loans in effect immediately prior to such refinancing.

In addition, notwithstanding the foregoing, in the event that Borrower requests that this Agreement be modified or amended in a manner that would require the unanimous consent of all of the Lenders and such modification or amendment is agreed to by the Required Lenders, then with the consent of Borrower and the Required Lenders, Borrower and the Required Lenders shall be permitted to amend this Agreement without the consent of the Lender or Lenders that did not agree to the modification or amendment requested by Borrower (such Lender or Lenders, collectively, the “Minority Lenders”) to provide for (i) the termination of the Commitment of each of the Minority Lenders, (ii) the addition to this Agreement of one or more other financial institutions (each of which shall be an Eligible Assignee), or an increase in the Commitment of one or more of the Required Lenders (with the written consent thereof), so that the total Commitment after giving effect to such amendment shall be in the same amount as the total Commitment immediately before giving effect to such amendment, (iii) if any Loans are outstanding at the time of such amendment, the making of such additional Loans by such new financial institutions or Required Lender or Lenders, as the case may be, as may be necessary to repay in full, at par, the outstanding Loans of the Minority Lenders immediately before giving effect to such amendment and (iv) such other modifications to this Agreement as may be appropriate to effect the foregoing clauses (i), (ii) and (iii).

10.02      Notices; Effectiveness; Electronic Communication.

(a)           Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)            if to Borrower, the Administrative Agent, the Collateral Agent, the Syndication Agent or the Documentation Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii)           if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent and receipt has been confirmed by telephone (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)           Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent, the Collateral Agent or Borrower may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent and Borrower otherwise agree, notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)           [Reserved].

(d)           Change of Address, Etc. Each of Borrower, the Administrative Agent and the Collateral Agent may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to Borrower, the Administrative Agent and the Collateral Agent.

(e)           Reliance by Administrative Agent, the Collateral Agent and the Lenders. The Administrative Agent, the Collateral Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Borrowing or Conversion Notices) purportedly given by or on behalf of Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. Borrower shall indemnify the Administrative Agent, the Collateral Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of Borrower in the absence of gross negligence or willful misconduct.

10.03      No Waiver; Cumulative Remedies. No failure by any Lender, the Administrative Agent or the Collateral Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.04      Expenses; Indemnity; Damage Waiver.

(a)           Costs and Expenses. Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by each Agent and its Affiliates (including the reasonable documented fees, charges and out-of-pocket disbursements of one lead counsel plus one local counsel in each jurisdiction in which a Loan Party is organized plus one regulatory counsel with respect to any regulatory matter for the Agents), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all out-of-pocket and documented expenses incurred by each Agent and each Lender in connection with the enforcement or protection of its rights under this Agreement and the other Loan Documents, including its rights under this Section 10.04, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b)           Indemnification by Borrower. Borrower shall indemnify each Agent (and any sub-agent thereof), each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of counsel) incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or Release or threatened Release of Hazardous Material on, at, under or from any property owned, leased or operated by Borrower or any of the Subsidiaries, or any Environmental Claim related in any way to Borrower or any of the Subsidiaries, or (iv) any actual or threatened claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or its Affiliates or the respective officers, directors, employees, attorneys, agents, advisors and trustees of such Indemnitee or its Affiliates or result from a claim brought by Borrower or any other Loan Party against an Indemnitee for breach of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction and provided further that Article III (instead of this Section 10.04) shall govern indemnity with respect to the matters addressed in such Article (including, without limitation, Taxes).

(c)           Reimbursement by Lenders. To the extent that the Loan Parties for any reason fail to indefeasibly pay any amount required under subsection (a) or (b) of this Section 10.04 to be paid by it to each Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Collateral Agent or such Related Party, as the case may be, such Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or the Collateral Agent in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.09(d).

(d)           Waiver of Consequential Damages, Etc. Except as provided in Section 10.02(c), no Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, nor shall any Indemnitee or any Loan Party have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date) except to the extent any Indemnitee is required to pay any such damages to a third party.

(e)           Payments. All amounts due under this Section 10.04 shall be payable promptly after receipt of an invoice setting forth such amounts in reasonable detail.

(f)            Survival. The agreements in this Section 10.04 shall survive the resignation of the Administrative Agent and the Collateral Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.05      Payments Set Aside. To the extent that any payment by or on behalf of Borrower is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to each Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by such Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06      Successors and Assigns.

(a)           Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that, other than connection with a merger permitted under Section 7.05, Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section 10.06, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section 10.06, (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section 10.06, or (iv) to an SPC in accordance with the provisions of subsection (g) of this Section 10.06 (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it; provided that

(i)            except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund, the aggregate amount of the Commitment or the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment determined as of the date the Assignment and Assumption with respect to such assignment, is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $1.0 million with respect to Commitments and Loans unless, in each case, each of the Administrative Agent and, so long as no Event of Default under Section 8.01(b) or (g) has occurred and is continuing, Borrower otherwise consent (each such consent not to be unreasonably withheld or delayed; provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii)           each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among Commitments and Loans on a non-pro rata basis;

(iii)          [reserved];

(iv)          the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount, if any, required as set forth in Schedule 10.06, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; and

(v)           the assigning Lender shall deliver any Notes evidencing such Loans to Borrower or the Administrative Agent (and the Administrative Agent shall deliver such Notes to Borrower).

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, and surrender by the assigning Lender of its Note, Borrower (at its expense) shall execute and deliver the applicable Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section 10.06.

(c)           Register. The Administrative Agent, acting solely for this purpose as an agent of Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent demonstrable error, and Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by Borrower at any reasonable time and from time to time upon reasonable prior notice. In addition, at any time that a request for a consent for a material or substantive change to the Loan Documents is pending, any Lender wishing to consult with other Lenders in connection therewith may request and receive from the Administrative Agent a copy of the Register.

(d)           Participations. Any Lender may at any time, without the consent of, or notice to, Borrower or the Administrative Agent sell participations to any Person (other than a natural Person or Borrower or Borrower’s Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it; provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement; provided that such Lender may agree that it will not, without the consent of such Participant, agree to any amendment, modification or waiver described Section 10.01(b), (c) and (d) to the extent affecting such Participant.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or the other Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. Subject to subsection (e) of this Section, Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (subject to the requirements and obligations of those Sections, including the timely delivery of forms pursuant to Section 3.01(e)) to the same extent as if it were the relevant Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender; provided such Participant agrees to be subject to Section 2.10 as though it were a Lender.

(e)           Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01, 3.04 or 3.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Borrower’s prior written consent (not to be unreasonably withheld or delayed); provided that, for purposes of this clause (f), entering into this Agreement or other Loan Document shall not be construed as providing such consent.

(f)            Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note(s), if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)           Special Purpose Funding Vehicles. Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof or, if it fails to do so, to make such payment to the Administrative Agent as is required under Section 2.09(b)(ii). Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of Borrower under this Agreement (including its obligations under Section 3.01 or 3.04), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of Borrower and the Administrative Agent and with the payment of a processing fee of $3,500, assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or guarantee or credit or liquidity enhancement to such SPC.

10.07      Treatment of Certain Information; Confidentiality. Each of the Agents and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives on a “need to know” basis in connection with the transactions contemplated hereby (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and shall have agreed or otherwise be obligated to maintain its confidentiality), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; provided that the Administrative Agent or such Lender, unless prohibited by any Law, shall use reasonable efforts to notify Borrower in advance of any disclosure pursuant to this clause (c) but only to the extent reasonably practicable under the circumstances and on the understanding that neither the Administrative Agent nor any Lender shall incur any liability for failure to give such notice, (d) to any other party hereto, (e) in order to enforce its rights under this Agreement or any other Loan Document in a legal proceeding, (f) subject to an agreement for the benefit of Borrower containing provisions substantially the same as those of this Section 10.07, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any Swap Agreement with Borrower or any Subsidiary, (g) with the consent of Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 10.07 or (y) becomes available to any Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than any Loan Party or their Subsidiaries and Affiliates.

For purposes of this Section 10.07, “Information” means all information received from Borrower or any Subsidiary relating to Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by Borrower or any Subsidiary.

10.08      Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of Borrower or any other Loan Party other than deposits held in a custodial, trust or other fiduciary capacity against any and all of the obligations of Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender and its Affiliates under this Section 10.08 are in addition to other rights and remedies (including other rights of setoff) that such Lender or its Affiliates may have. Each Lender agrees to notify Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09      Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum

Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10      Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

10.11      Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of the Borrowing, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

10.12      Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.13      Replacement of Lenders. If (i) Borrower becomes obligated to pay additional amounts to any Lender under Section 3.04, (ii) Borrower is required to pay any additional amount to or for the account of any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, (iii) a Lender does not consent to a proposed change, waiver, discharge or termination with respect to any Loan Document that requires unanimous consent of all affected Lenders and that has been approved by the Required Lenders as provided in Section 10.01, (iv) any Lender delivers a notice pursuant to Section 3.02 with respect to circumstances that do not affect the other Lenders hereunder, or (v) any Lender is a Defaulting Lender, then Borrower may, at its sole expense and effort, upon notice to such Lender and the

Administrative Agent (x) terminate the Commitments of such Lender and repay all obligations of Borrower owing to such Lender relating to the Loans and participations held by such Lender as of such termination date or (y) require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that is acceptable to Borrower and shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(a)           Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b) (unless the Administrative Agent waives such fee);

(b)           such Lender shall have received payment of an amount equal to the outstanding principal of and premium (if any) on its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees); and

(c)           such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply.

10.14      Governing Law, Jurisdiction, Etc.

(a)           GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICTS OF LAWS TO THE EXTENT THAT THE SAME ARE NOT MANDATORILY APPLICABLE BY STATUTE AND THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

(b)           SUBMISSION TO JURISDICTION. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF SUCH STATE, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY

LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT ANY PARTY HERETO MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN THE COURTS OF ANY JURISDICTION.

(c)           WAIVER OF VENUE. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)           SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

10.15      Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.16      USA PATRIOT Act Notice. Each Lender that is subject to the Patriot Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the names and addresses of the Loan Parties and other information that will allow such Lender or the Administrative Agent to identify the Loan Parties in accordance with the Patriot Act.

10.17      FCC. Notwithstanding anything to the contrary contained herein or in any of the Loan Documents, neither the Lenders nor their agents will take any action pursuant to this Agreement or any of the Loan Documents that would constitute or result in any assignment of the Licenses issued by the FCC or any transfer of control thereof within the meaning of Section 310(d) of the Communications Act or other Communications Law if such assignment of license or transfer of control would require the prior approval of the FCC without first obtaining such approval of the FCC. The Lenders and the Administrative Agent specifically agree, to the extent required by Communications Law, that (a) voting rights in the capital stock of Borrower and any Subsidiary will remain with the holders of such voting rights upon and following the occurrence of an Event of Default until any required prior approvals of the FCC to the transfer of such voting rights shall have been obtained; (b) upon and following the occurrence of any Event of Default and foreclosure upon the capital stock of Borrower or any Subsidiary by the Lenders or their agents, there will be either an arm’s length private or public sale of such capital stock (to the extent required under then existing law); and (c) prior to the exercise of stockholder rights by the purchaser at any such sale, the prior consent of the FCC pursuant to Section 310(d) of the Communications Act will be obtained.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

SAGAMOREHILL OF CAROLINA, LLC,
as Borrower

By:	/s/ Louis S. Wall
Name: Louis S. Wall
Title: President and CEO

BANK OF AMERICA, N.A.,
as Administrative Agent, Collateral Agent and as a
Lender

By:	/s/ Aaron Peyton
Name: Aaron Peyton
Title: Vice President

WACHOVIA BANK, NATIONAL
ASSOCIATION,
as a Lender and Syndication Agent

By:	/s/ Arthur D. Burns
Name: Arthur D. Burns
Title: Vice President

CIT LENDING SERVICES CORPORATION,
as a Lender and Documentation Agent

By:	/s/ Donald J. Oberg, Jr.
Name: Donald J. Oberg, Jr.
Title: Vice President

SCHEDULE 2.01

COMMITMENTS

Lender	Commitment
Bank of America, N.A.	$825,000
Wachovia Bank, National Association	825,000
CIT Lending Services Corporation	800,000
Total	$2,450,000

SCHEDULE 10.02

ADMINISTRATIVE AGENT’S OFFICE;
CERTAIN ADDRESSES FOR NOTICES

BORROWER:

SagamoreHill of Carolina, LLC

3825 Inverness Way

Augusta, Georgia 30907

Attention: Louis Wall

Telephone: 706-855-8506

Facsimile: 706-855-8747

E-Mail Address: louisshb@bellsouth.net

and

Barrington Broadcasting Group LLC

c/o The Pilot Group LP

745 Fifth Avenue, 24th Floor

New York, New York 10151

Attention: Paul McNicol

Telephone: (212) 468-4446

Facsimile: (212) 486-2896

E-Mail Address: paulmcnicol@aol.com

Copies of material notices, including notices of any Default (which shall not constitute a notice for purposes of Section 10.02), to:

Wiley Rein & Fielding LLP

1776 K Street NW

Washington, DC 20006

Attention: Brook A. Edinger, Esq.

Telephone: 202-719-7000

Facsimile: 202-719-7049

E-Mail Address: bedinger@wrf.com

ADMINISTRATIVE AGENT:

Administrative Agent’s Office

(for payments and the Notice of Borrowing or Conversion)

Bank of America, NA

101 N. Tryon Street

Mail Code: NC1-001-04-39

Charlotte, NC 28255-0001

Attention: Renyette Lockhart

Telephone: (704) 387-2471

Facsimile: (704) 719-8582

E-mail Address: renyette.lockhart@bankofamerica.com

Account No.: 1366212250600

Ref: Barrington Broadcasting

ABA# 026009593

All Other Notices as Administrative Agent and Other Credit Matters:

Bank of America, N.A.

Agency Management

1455 Market Street, 5th Floor

Mail Code: CA5-701-05-19

San Francisco, CA 94103

Attention: Liliana Claar

Telephone: (415) 436-2770

Facsimile: (415) 503-5003

E-mail Address: liliana.claar@bankofamerica.com

with a copy to:

Bank of America, N.A.

Charlotte PM Office

100 N. Tryon Street

Mail Code: NC1-007-17-15

Charlotte, NC 28255-0001

Attention: David H. Strickert

SVP, Portfolio Manager

Telephone: (704) 386-3798

Facsimile: (704) 719-8949

E-mail Address: david.h.strickert@bankofamerica.com

Copies of material notices, including notices of any Default (which shall not constitute a notice for purposes of Section 10.02), to:

Cahill Gordon & Reindel LLP

80 Pine Street

New York, New York 10005

Attention: Ann Makich, Esq.

Telephone: (212) 701-3699

Facsimile: (212) 269-5420

E-Mail Address: amakich@cahill.com

2

SYNDICATION AGENT:

Wachovia Bank, National Association
301 South College Street, NC5562
Charlotte, NC 28288
Attention: John D. Brady
Telephone: (704) 715-1795
Facsimile: (704) 383-1625
E-mail Address: johnd.brady@wachovia.com

DOCUMENTATION AGENT:

CIT Lending Services Corporation

44 Whippany Road

Morristown, NJ 07960

Attention: Don Oberg

Telephone: (973) 647-1394

Facsimile: (973) 647-1411

E-mail Address: don.oberg@cit.com

3

SCHEDULE 10.06

PROCESSING AND RECORDATION FEES

The Administrative Agent will charge a processing and recordation fee (an “Assignment Fee”) in the amount of $3,500 for each assignment; provided, however, such Assignment Fee shall be waived in connection with any assignment by a Lender to an Approved Fund of such Lender; provided, further, that in the event of two or more concurrent assignments to members of the same Assignee Group (which may be effected by a suballocation of an assigned amount among members of such Assignee Group) or two or more concurrent assignments by members of the same Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group), the Assignment Fee will be $3,500 plus the amount set forth below:

Transaction	Additional Assignment Fee

First four concurrent assignments or suballocations to members of an Assignee Group (or from members of an Assignee Group, as applicable)	-0-

Each additional concurrent assignment or suballocation to a member of such Assignee Group (or from a member of such Assignee Group, as applicable)	$500